Exhibit 99.4

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Delphi Automotive PLC:

We have audited the accompanying consolidated balance sheets of Delphi Automotive PLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule included in Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delphi Automotive PLC at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Delphi Automotive PLC's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 9, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Detroit, Michigan
February 9, 2015, except for Note 22 and the effects of discontinued operations as discussed in Note 25, as to which the date is June 5, 2015

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(in millions, except per share amounts)
Net sales	$15,499	$15,051	$14,070
Operating expenses:
Cost of sales	12,471	12,274	11,566
Selling, general and administrative	1,036	916	875
Amortization	94	97	76
Restructuring (Note 10)	140	137	163
Total operating expenses	13,741	13,424	12,680
Operating income	1,758	1,627	1,390
Interest expense	(135)	(143)	(136)
Other (expense) income, net (Note 19)	(8)	(18)	5
Income from continuing operations before income taxes and equity income	1,615	1,466	1,259
Income tax expense	(255)	(240)	(174)
Income from continuing operations before equity income	1,360	1,226	1,085
Equity income, net of tax	20	15	10
Income from continuing operations	1,380	1,241	1,095
Income from discontinued operations, net of tax (Note 25)	60	60	65
Net income	1,440	1,301	1,160
Net income attributable to noncontrolling interest	89	89	83
Net income attributable to Delphi	$1,351	$1,212	$1,077

Amounts attributable to Delphi:
Income from continuing operations	$1,309	$1,170	$1,027
Income from discontinued operations	42	42	50
Net income	$1,351	$1,212	$1,077

Basic net income per share:
Continuing operations	$4.36	$3.76	$3.19
Discontinued operations	0.14	0.14	0.15
Basic net income per share attributable to Delphi	$4.50	$3.90	$3.34
Weighted average number of basic shares outstanding	300.27	310.82	322.94

Diluted net income per share:
Continuing operations	$4.34	$3.75	$3.18
Discontinued operations	0.14	0.14	0.15
Diluted net income per share attributable to Delphi	$4.48	$3.89	$3.33
Weighted average number of diluted shares outstanding	301.89	311.80	323.29

Cash dividends declared per share	$1.00	$0.68	$—

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Net income	$1,440	$1,301	$1,160
Other comprehensive (loss) income:
Currency translation adjustments	(325)	49	60
Net change in unrecognized (loss) gain on derivative instruments, net of tax (Note 17)	(80)	(12)	59
Employee benefit plans adjustment, net of tax (Note 12)	(108)	(33)	(171)
Other comprehensive (loss) income	(513)	4	(52)
Comprehensive income	927	1,305	1,108
Comprehensive income attributable to noncontrolling interests	80	93	85
Comprehensive income attributable to Delphi	$847	$1,212	$1,023

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$859	$1,337
Restricted cash	1	3
Accounts receivable, net	2,400	2,454
Inventories (Note 3)	1,013	1,014
Other current assets (Note 4)	567	573
Current assets held for sale (Note 25)	384	371
Total current assets	5,224	5,752
Long-term assets:
Property, net (Note 6)	3,021	2,930
Investments in affiliates	98	87
Intangible assets, net (Note 7)	728	698
Goodwill (Note 7)	656	496
Other long-term assets (Note 4)	508	589
Long-term assets held for sale (Note 25)	511	495
Total long-term assets	5,522	5,295
Total assets	$10,746	$11,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (Note 11)	$34	$61
Accounts payable	2,278	2,316
Accrued liabilities (Note 8)	1,221	1,188
Current liabilities held for sale (Note 25)	356	329
Total current liabilities	3,889	3,894
Long-term liabilities:
Long-term debt (Note 11)	2,417	2,351
Pension benefit obligations	1,002	952
Other long-term liabilities (Note 8)	390	376
Long-term liabilities held for sale (Note 25)	35	40
Total long-term liabilities	3,844	3,719
Total liabilities	7,733	7,613
Commitments and contingencies (Note 13)
Shareholders’ equity:
Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.01 par value per share, 1,200,000,000 shares authorized, 291,619,411 and 306,389,149 issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	3	3
Additional paid-in-capital	1,700	1,699
Retained earnings	1,548	1,446
Accumulated other comprehensive loss	(741)	(237)
Total Delphi shareholders’ equity	2,510	2,911
Noncontrolling interest	503	523
Total shareholders’ equity	3,013	3,434
Total liabilities and shareholders’ equity	$10,746	$11,047

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Cash flows from operating activities:
Net income	$1,440	$1,301	$1,160
Income from discontinued operations, net of tax	60	60	65
Income from continuing operations	1,380	1,241	1,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	446	402	369
Amortization	94	97	76
Amortization of deferred debt issuance costs	9	11	17
Restructuring expense, net of cash paid	(22)	(25)	95
Deferred income taxes	(5)	(42)	(67)
Pension and other postretirement benefit expenses	88	80	66
Income from equity method investments, net of dividends received	(20)	6	16
Loss on extinguishment of debt	34	39	1
Gain on sale of assets	—	(16)	(3)
Share-based compensation	73	46	20
Changes in operating assets and liabilities:
Accounts receivable, net	67	(213)	176
Inventories	21	(26)	43
Other assets	65	(28)	(141)
Accounts payable	(6)	237	(157)
Accrued and other long-term liabilities	(44)	25	(144)
Other, net	(25)	(69)	19
Pension contributions	(110)	(109)	(69)
Net cash provided by operating activities from continuing operations	2,045	1,656	1,412
Net cash provided by operating activities from discontinued operations	90	94	66
Net cash provided by operating activities	2,135	1,750	1,478
Cash flows from investing activities:
Capital expenditures	(779)	(605)	(642)
Proceeds from sale of property / investments	15	33	20
Cost of business and technology acquisitions, net of cash acquired	(350)	(10)	(980)
Decrease in restricted cash	2	5	1
Repayment of loans to related parties	—	—	14
Acquisition of minority held shares	—	—	(16)
Dividends from equity method investments in excess of earnings	—	—	37
Other, net	—	—	(2)
Net cash used in investing activities from continuing operations	(1,112)	(577)	(1,568)
Net cash used in investing activities from discontinued operations	(74)	(78)	(63)
Net cash used in investing activities	(1,186)	(655)	(1,631)
Cash flows from financing activities:
Net proceeds (repayments) under other short- and long-term debt agreements	7	(80)	(8)
Repayments under long-term debt agreements	(164)	(1,353)	(5)
Repayment of senior notes	(526)	—	—
Proceeds from issuance of senior secured term loans, net of issuance costs	—	560	358
Proceeds from issuance of senior notes, net of issuance costs	691	788	—
Dividend payments of consolidated affiliates to minority shareholders	(73)	(55)	(47)
Repurchase of ordinary shares	(1,024)	(457)	(403)
Distribution of cash dividends	(301)	(211)	—
Taxes withheld and paid on employees' restricted share awards	(8)	(14)	—
Net cash used in financing activities	(1,398)	(822)	(105)
Effect of exchange rate fluctuations on cash and cash equivalents	(36)	11	—
(Decrease) increase in cash and cash equivalents	(485)	284	(258)
Cash and cash equivalents at beginning of the year	1,389	1,105	1,363
Cash and cash equivalents at end of the year	$904	$1,389	$1,105
Cash and cash equivalents of discontinued operations	$45	$52	$86
Cash and cash equivalents of continuing operations	$859	$1,337	$1,019

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Ordinary Shares
	Number of Shares	Amount	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Delphi Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
	(in millions)
Balance at December 31, 2011	328	$3	$1,758	$110	$(183)	$1,688	$483	$2,171
Net income	—	—	—	1,077	—	1,077	83	1,160
Other comprehensive loss	—	—	—	—	(54)	(54)	2	(52)
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	—	—	—	(66)	(66)
Acquisition of minority interest	—	—	—	—	—	—	(17)	(17)
VCP payout	—	—	16	—	—	16	—	16
Repurchase of ordinary shares	(13)	—	(72)	(331)	—	(403)	—	(403)
Share based compensation	—	—	21	—	—	21	—	21
Balance at December 31, 2012	315	$3	$1,723	$856	$(237)	$2,345	$485	$2,830
Net income	—	—	—	1,212	—	1,212	89	1,301
Other comprehensive income	—	—	—	—	—	—	4	4
Dividends on ordinary shares	—	—	3	(214)	—	(211)	—	(211)
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	—	—	—	(77)	(77)
Taxes withheld on employees' restricted share award vestings	—	—	(3)	—	—	(3)	—	(3)
Repurchase of ordinary shares	(9)	—	(49)	(408)	—	(457)	—	(457)
Share based compensation	—	—	47	—	—	47	—	47
Assets purchased from non-controlling interests in excess of book value	—	—	(22)	—	—	(22)	22	—
Balance at December 31, 2013	306	$3	$1,699	$1,446	$(237)	$2,911	$523	$3,434
Net income	—	—	—	1,351	—	1,351	89	1,440
Other comprehensive loss	—	—	—	—	(504)	(504)	(9)	(513)
Dividends on ordinary shares	—	—	4	(305)	—	(301)	—	(301)
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	—	—	—	(100)	(100)
Taxes withheld on employees' restricted share award vestings	—	—	(8)	—	—	(8)	—	(8)
Repurchase of ordinary shares	(15)	—	(80)	(944)	—	(1,024)	—	(1,024)
Share based compensation	—	—	76	—	—	76	—	76
Excess tax benefits on share based compensation	—	—	9	—	—	9	—	9
Balance at December 31, 2014	291	$3	$1,700	$1,548	$(741)	$2,510	$503	$3,013

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. GENERAL
General and basis of presentation—“Delphi,” the “Company,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation, and became a subsidiary of Delphi Automotive PLC in connection with the completion of the Company’s initial public offering on November 22, 2011. The former Delphi Corporation (now known as DPH Holdings Corp. (“DPHH”)) and, as the context may require, its subsidiaries and affiliates, are also referred to herein as “Old Delphi.” The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Nature of operations—Delphi is a leading global vehicle components manufacturer and provides electrical and electronic, powertrain and safety technology solutions to the global automotive and commercial vehicle markets. Delphi is one of the largest vehicle component manufacturers, and its customers include all 25 of the largest automotive original equipment manufacturers (“OEMs”) in the world. Including discontinued operations, Delphi operates 129 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables the Company to efficiently and effectively serve its global customers from low cost countries. Delphi has a presence in 33 countries and has over 20,000 scientists, engineers and technicians focused on developing market relevant product solutions for its customers. In line with the growth in emerging markets, Delphi has been increasing its focus on these markets, particularly in China, where the Company has a major manufacturing base and strong customer relationships.
Corporate history—In October 2005, Old Delphi and certain of its United States (“U.S.”) subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Old Delphi's non-U.S. subsidiaries, which were not included in the Chapter 11 Filings, continued their business operations without supervision from the Bankruptcy Court and were not subject to the requirements of the Bankruptcy Code. On August 19, 2009, Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales, was formed for the purpose of acquiring certain assets and subsidiaries of Old Delphi (“the Acquisition”), and on October 6, 2009 (the “Acquisition Date”) Delphi Automotive LLP acquired the major portion of the business of Old Delphi and issued membership interests to a group of investors consisting of lenders to Old Delphi, General Motors Company (“GM”) and the Pension Benefit Guaranty Corporation (the “PBGC”).
On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and the PBGC were redeemed, respectively, for approximately $4.4 billion. The redemption transaction was funded by a $3.0 billion credit facility entered into on March 31, 2011 (the “Credit Facility”) and existing cash. Refer to Note 11. Debt and Note 15. Shareholders' Equity and Net Income Per Share for additional disclosures.
On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged for ordinary shares of Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC. The transaction whereby Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC had no accounting effects.

2. SIGNIFICANT ACCOUNTING POLICIES
Consolidation—The consolidated financial statements include the accounts of Delphi and U.S. and non-U.S. subsidiaries in which Delphi holds a controlling financial or management interest and variable interest entities of which Delphi has determined that it is the primary beneficiary. Delphi’s share of the earnings or losses of non-controlled affiliates, over which Delphi exercises significant influence (generally a 20% to 50% ownership interest), is included in the consolidated operating results using the equity method of accounting. All significant intercompany transactions and balances between consolidated Delphi businesses have been eliminated.
During the year ended December 31, 2014, Delphi received a dividend of $10 million from its equity method investment in Korea Delphi Automotive Systems Corporation ("KDAC"), a Korean unconsolidated joint venture which has been reclassified to cash provided by operating activities from discontinued operations, as further described in Note 25. Discontinued Operations. During the year ended December 31, 2013, Delphi received dividends of $9 million from KDAC, which was reclassified to cash provided by operating activities from discontinued operations, and $21 million from another of its equity method investments. The dividends were recognized as a reduction to the investment and represented a return on investment included in cash flows from operating activities.
Use of estimates—Preparation of consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect amounts reported therein. Generally, matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances, income taxes, pension benefit plan assumptions, accruals related to litigation, warranty costs, environmental remediation costs, worker’s compensation accruals and healthcare accruals. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.
Revenue recognition—Sales are recognized when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determinable and the collectability of revenue is reasonably assured. Sales are generally recorded upon shipment of product to customers and transfer of title under standard commercial terms. In addition, if Delphi enters into retroactive price adjustments with its customers, these reductions to revenue are recorded when they are determined to be probable and estimable. From time to time, Delphi enters into pricing agreements with its customers that provide for price reductions, some of which are conditional upon achieving certain joint cost saving targets. In these instances, revenue is recognized based on the agreed-upon price at the time of shipment.
Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. In addition, from time to time, Delphi makes payments to customers in conjunction with ongoing and future business. These payments to customers are generally recognized as a reduction to revenue at the time of the commitment to make these payments.
Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in cost of sales.
Delphi collects and remits taxes assessed by different governmental authorities that are both imposed on and concurrent with a revenue-producing transaction between the Company and the Company’s customers. These taxes may include, but are not limited to, sales, use, value-added, and some excise taxes. Delphi reports the collection of these taxes on a net basis (excluded from revenues).
Net income per share—Basic net income per share is computed by dividing net income attributable to Delphi by the weighted–average number of ordinary shares outstanding during the period. Diluted net income per share reflects the weighted average dilutive impact of all potentially dilutive securities from the date of issuance and is computed using the treasury stock method by dividing net income attributable to Delphi by the diluted weighted-average number of ordinary shares outstanding. Share amounts included in these notes are on a diluted basis. See Note 15. Shareholders’ Equity and Net Income Per Share for additional information including the calculation of basic and diluted net income per share.
Research and development—Costs are incurred in connection with research and development programs that are expected to contribute to future earnings. Such costs are charged against income as incurred. Total research and development expenses (including engineering) were approximately $1.2 billion, $1.2 billion and $1.1 billion for the years ended December 31, 2014, 2013 and 2012, respectively.
Cash and cash equivalents—Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less.
Marketable securities—Marketable securities with maturities of three months or less are classified as cash and cash equivalents for financial statement purposes. Available-for-sale securities are recorded in the consolidated financial statements at market value with changes in market value included in other comprehensive income (“OCI”). Delphi had no material available-for-sale securities as of December 31, 2014 and 2013, respectively. In the event debt or equity securities experience an other-than-temporary impairment in value, such impairment is recognized as a loss in the consolidated statement of operations.
Restricted cash—Restricted cash includes balances on deposit at financial institutions that have issued letters of credit in favor of Delphi.
Accounts receivable—Delphi enters into agreements to sell certain of its accounts receivable, primarily in Europe. Sales of receivables are accounted for in accordance with FASB Topic ASC 860, Transfers and Servicing ("ASC 860"). Agreements which result in true sales of the transferred receivables, as defined in ASC 860, which occur when receivables are transferred without recourse to the Company, are excluded from amounts reported in the consolidated balance sheets. Cash proceeds received from such sales are included in operating cash flows. Agreements that allow Delphi to maintain effective control over the transferred receivables and which do not qualify as a sale, as defined in ASC 860, are accounted for as secured borrowings and recorded in the consolidated balance sheets within Accounts receivable, net and Short-term debt. The expenses associated with receivables factoring are recorded in the consolidated statements of operations within Interest expense.

The Company exchanges certain amounts of accounts receivable, primarily in the Asia/Pacific region, for bank notes with original maturities greater than three months. The collection of such bank notes are included in operating cash flows based on the substance of the underlying transactions, which are operating in nature. Bank notes held by the Company with original maturities of three months or less are classified as Cash and cash equivalents within the consolidated balance sheet, and those with original maturities of greater than three months are classified as Notes receivable within Other current assets. The Company may hold such bank notes until maturity, exchange them with suppliers to settle liabilities, or sell them to third party financial institutions in exchange for cash.
The allowance for doubtful accounts is established based upon analysis of trade receivables for known collectability issues, the aging of the trade receivables at the end of each period and, generally, all accounts receivable balances greater than 90 days past due are fully reserved. As of December 31, 2014 and 2013, the allowance for doubtful accounts was $21 million and $18 million, respectively, and the provision for doubtful accounts was $10 million, $7 million, and $20 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Inventories—As of December 31, 2014 and 2013, inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, including direct material costs and direct and indirect manufacturing costs. Refer to Note 3. Inventories for additional information. Obsolete inventory is identified based on analysis of inventory for known obsolescence issues, and, generally, the market value of inventory on hand in excess of one year’s supply is fully-reserved.
From time to time, payments may be received from suppliers. These payments from suppliers are recognized as a reduction of the cost of the material acquired during the period to which the payments relate. In some instances, supplier rebates are received in conjunction with or concurrent with the negotiation of future purchase agreements and these amounts are amortized over the prospective agreement period.
Property—Major improvements that materially extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is determined based on a straight-line method over the estimated useful lives of groups of property. Leasehold improvements under capital leases are depreciated over the period of the lease or the life of the property, whichever is shorter, with the depreciation applied directly to the asset account.
At December 31, 2014 and 2013, the special tools balance was $421 million and $392 million, respectively, included within property, net in the consolidated balance sheets. Special tools balances represent Delphi-owned tools, dies, jigs and other items used in the manufacture of customer components. Special tools also include unreimbursed pre-production tooling costs related to customer-owned tools for which the customer has provided a non-cancellable right to use the tool. Delphi-owned special tools balances are depreciated over the expected life of the special tool or the life of the related vehicle program, whichever is shorter. The unreimbursed costs incurred related to customer-owned special tools that are not subject to reimbursement are capitalized and depreciated over the expected life of the special tool or the life of the related vehicle program, whichever is shorter. Engineering, testing and other costs incurred in the design and development of production parts are expensed as incurred, unless the costs are reimbursable, as specified in a customer contract. As of December 31, 2014 and 2013, the Delphi-owned special tools balances were $345 million and $329 million, respectively, and the customer-owned special tools balances were $76 million and $63 million, respectively.
Valuation of long-lived assets—The carrying value of long-lived assets held for use including definite-lived intangible assets is periodically evaluated when events or circumstances warrant such a review. The carrying value of a long-lived asset held for use is considered impaired when the anticipated separately identifiable undiscounted cash flows from the asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Impairment losses on long-lived assets held for sale are recognized if the carrying value of the asset is in excess of the asset's fair value, reduced for the cost to dispose of the asset. Fair value of long-lived assets is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved and Delphi’s review of appraisals. Refer to Note 6. Property, Net for more information.
Assets and liabilities held for sale—The Company considers assets to be held for sale when management approves and commits to a formal plan to actively market the assets for sale at a price reasonable in relation to their estimated fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer and other actions required to complete the sale have been initiated, the sale of the assets is probable and expected to be completed within one year (or, if it is expected that others will impose conditions on the sale of the assets that will extend the period required to complete the sale, that a firm purchase commitment is probable within one year) and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, the Company records the assets at the lower of their carrying value or their estimated fair value, less cost to sell, and ceases to record depreciation expense on the assets. Refer to Note 25. Discontinued Operations for further information regarding the Company's assets and liabilities held for sale.
Intangible assets—We amortize definite-lived intangible assets over their estimated useful lives. We have definite-lived intangible assets related to patents and developed technology, customer relationships, trade names and in-process research and development. We do not amortize indefinite-lived in-process research and development, but test for impairment annually, or more frequently when indicators of potential impairment exist. Costs to renew or extend the term of acquired intangible assets are recognized as expense as incurred.
Goodwill—Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill for impairment annually or more frequently when indications of potential impairment exist. We monitor the existence of potential impairment indicators throughout the fiscal year.
The Company tests for goodwill impairment at the reporting unit level. Our reporting units are the components of operating segments which constitute businesses for which discrete financial information is available and is regularly reviewed by segment management.
The impairment test involves first qualitatively assessing goodwill for impairment. If the qualitative assessment is not met we then perform a quantitative assessment by first comparing the fair value of each reporting unit to its carrying value, including goodwill. Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit. If the fair value exceeds carrying value, then we conclude that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit's goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value. Refer to Note 20. Acquisitions and Divestitures, for further information on the goodwill attributable to the Company's acquisitions in 2014 and of the Motorized Vehicles Division of FCI (“MVL”) in the fourth quarter of 2012.
Goodwill impairment—For each reporting unit, we determined that the fair value of the reporting unit remained substantially in excess of its carrying values. No goodwill impairments were recorded in 2014 or 2013. Refer to Note 7. Intangible Assets and Goodwill for further information.
Discontinued operations—The Company reports financial results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Discontinued operations reporting occurs only when the disposal of a component or a group of components of the Company represents a strategic shift that will have a major effect on the Company's operations and financial results. In the first quarter of 2015, Delphi entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business. The Company also committed to a plan to dispose of its interests in two joint ventures which were previously reported within the Thermal Systems segment. Accordingly, the assets and liabilities, operating results and operating and investing cash flows for the previously reported Thermal Systems segment are presented as discontinued operations separate from the Company’s continuing operations for all periods presented. Prior period information has been reclassified to present this business as a discontinued operation for all periods presented, and has therefore been excluded from both continuing operations and segment results for all periods presented in these consolidated financial statements and the notes to the consolidated financial statements, unless otherwise noted. These items had no impact on the amounts of previously reported net income attributable to Delphi or total shareholders' equity. Refer to Note 25. Discontinued Operations for further information regarding the Company's discontinued operations.
Warranty and product recalls—Expected warranty costs for products sold are recognized at the time of sale of the product based on an estimate of the amount that eventually will be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. Costs of product recalls, which may include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part, are accrued as part of our warranty accrual at the time an obligation becomes probable and can be reasonably estimated. These estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. Refer to Note 9. Warranty Obligations.
Income taxes—Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance is recorded to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we determine it is more likely than not that the deferred tax assets will not be realized in the future, the valuation adjustment to the deferred tax assets will be charged to earnings in the period in which we make such a determination. In determining the provision for income taxes for financial statement purposes, the Company makes certain estimates and judgments which affect its evaluation of the carrying value of its deferred tax assets, as well as its calculation of certain tax liabilities.
Foreign currency translation—Assets and liabilities of non-U.S. subsidiaries that use a currency other than U.S. dollars as their functional currency are translated to U.S. dollars at end-of-period currency exchange rates. The consolidated statements of operations of non-U.S. subsidiaries are translated to U.S. dollars at average-period currency exchange rates. The effect of translation for non-U.S. subsidiaries is generally reported in OCI. The effect of remeasurement of assets and liabilities of non-U.S. subsidiaries that use the U.S. dollar as their functional currency is primarily included in cost of sales. Also included in cost of sales are gains and losses arising from transactions denominated in a currency other than the functional currency of a particular entity. Net foreign currency transaction losses of $5 million, $15 million and $22 million were included in the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, respectively.
Restructuring—Delphi continually evaluates alternatives to align the business with the changing needs of its customers and to lower operating costs. This includes the realignment of its existing manufacturing capacity, facility closures, or similar actions, either in the normal course of business or pursuant to significant restructuring programs. These actions may result in voluntary or involuntary employee termination benefits, which are mainly pursuant to union or other contractual agreements. Voluntary termination benefits are accrued when an employee accepts the related offer. Involuntary termination benefits are accrued upon the commitment to a termination plan and the benefit arrangement is communicated to affected employees, or when liabilities are determined to be probable and estimable, depending on the existence of a substantive plan for severance or termination. Contract termination costs are recorded when contracts are terminated or when Delphi ceases to use the leased facility and no longer derives economic benefit from the contract. All other exit costs are expensed as incurred. Refer to Note 10. Restructuring.
Environmental liabilities—Environmental remediation liabilities are recognized when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other responsible parties will be able to fulfill their commitments. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and, if applicable, other responsible parties at multi-party sites. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change estimates by Delphi. Refer to Note 13. Commitments and Contingencies for more information.
Asset retirement obligations—Asset retirement obligations are recognized in accordance with FASB ASC 410, Asset Retirement and Environmental Obligations. Conditional retirement obligations have been identified primarily related to asbestos abatement at certain sites. To a lesser extent, conditional retirement obligations also exist at certain sites related to the removal of storage tanks and polychlorinated biphenyl disposal costs. Asset retirement obligations were $3 million and $3 million at December 31, 2014 and 2013, respectively.
Customer concentrations—As reflected in the table below, net sales from continuing operations to GM and VW, Delphi's two largest customers, totaled approximately 25%, 24% and 26% of our total net sales for the years ended December 31, 2014, 2013 and 2012, respectively.

	Percentage of Total Net Sales			Accounts and Other Receivables
	Year Ended December 31,			December 31, 2014	December 31, 2013
	2014	2013	2012
				(in millions)
GM	16%	15%	16%	$301	$320
VW	9%	9%	10%	187	177
Derivative financial instruments—All derivative instruments are required to be reported on the balance sheet at fair value unless the transactions qualify and are designated as normal purchases or sales. Changes in fair value are reported currently through earnings unless they meet hedge accounting criteria.
Exposure to fluctuations in currency exchange rates, interest rates and certain commodity prices are managed by entering into a variety of forward contracts and swaps with various counterparties. Such financial exposures are managed in accordance with the policies and procedures of Delphi. Delphi does not enter into derivative transactions for speculative or trading purposes. As part of the hedging program approval process, Delphi identifies the specific financial risk which the derivative transaction will minimize, the appropriate hedging instrument to be used to reduce the risk and the correlation between the financial risk and the hedging instrument. Purchase orders, sales contracts, letters of intent, capital planning forecasts and historical data are used as the basis for determining the anticipated values of the transactions to be hedged. Delphi does not enter into derivative transactions that do not have a high correlation with the underlying financial risk. Hedge positions, as well as the correlation between the transaction risks and the hedging instruments, are reviewed on an ongoing basis.
Foreign exchange forward contracts are accounted for as hedges of firm or forecasted foreign currency commitments to the extent they are designated and assessed as highly effective. All foreign exchange contracts are marked to market on a current basis. Commodity swaps are accounted for as hedges of firm or anticipated commodity purchase contracts to the extent they are designated and assessed as effective. All other commodity derivative contracts that are not designated as hedges are either marked to market on a current basis or are exempted from mark to market accounting as normal purchases. At December 31, 2014 and 2013, the exposure to movements in interest rates was not hedged with derivative instruments. Refer to Note 17. Derivatives and Hedging Activities for additional information.
Extended disability benefits—Costs associated with extended disability benefits provided to inactive employees are accrued throughout the duration of their active employment. Workforce demographic data and historical experience are utilized to develop projections of time frames and related expense for postemployment benefits.
Workers’ compensation benefits—Workers’ compensation benefit accruals are actuarially determined and are subject to the existing workers’ compensation laws that vary by location. Accruals for workers’ compensation benefits represent the discounted future cash expenditures expected during the period between the incidents necessitating the employees to be idled and the time when such employees return to work, are eligible for retirement or otherwise terminate their employment.
Share-based compensation—Our share-based compensation arrangements consist of the Delphi Automotive PLC Long Term Incentive Plan (the “PLC LTIP”), and through December 31, 2012, the Value Creation Plan (the “VCP”), a long term incentive plan for key employees. In 2014, 2013 and 2012, grants of restricted stock units (“RSUs”) to Delphi's executives were made under the PLC LTIP. The RSU awards include a time-based vesting portion and a performance-based vesting portion. The performance-based vesting portion includes performance and market conditions in addition to service conditions. The grant date fair value of the RSUs is determined based on the closing price of the Company's ordinary shares on the date of the grant of the award, including an estimate for forfeitures, or a contemporaneous valuation performed by an independent valuation specialist with respect to awards with market conditions. Compensation expense is recognized based upon the grant date fair value of the awards applied to the Company's best estimate of ultimate performance against the respective targets on a straight-line basis over the requisite vesting period of the awards. The performance conditions require management to make assumptions regarding the likelihood of achieving certain performance goals. Changes in these performance assumptions, as well as differences in actual results from management's estimates, could result in estimated or actual fair values different from previously estimated fair values.
We expensed the estimated fair value of the VCP over the requisite service vesting periods. Estimating the fair value for the VCP required us to make assumptions regarding the nature of the payout of the award as well as changes in our share price during the post-initial public offering period. The awards cliff vested on December 31, 2012, the end of the performance period. See Note 21. Share-Based Compensation for further disclosures relating to the Company's share-based compensation arrangements.
Business combinations—We account for our business combinations in accordance with the accounting guidance in FASB ASC 805, Business Combinations. The purchase price of an acquired business is allocated to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Determining the fair values of assets acquired and liabilities assumed requires management's judgment, the utilization of independent appraisal firms and often involves the use of significant estimates and assumptions with respect to the timing and amount of future cash flows, market rate assumptions, actuarial assumptions, and appropriate discount rates, among other items.
Retrospective changes—As of March 31, 2015, the Company determined that its Thermal Systems business met the criteria to be classified as a discontinued operation. Prior period information has been reclassified to present this business as a discontinued operation for all periods presented, and has therefore been excluded from both continuing operations and segment results for all periods presented in these consolidated financial statements and the notes to the consolidated financial statements, unless otherwise noted. Refer to Note 25. Discontinued Operations for further information regarding the Company's discontinued operations. The Company has also revised the presentation of the supplemental guarantor and non-guarantor condensed consolidating financial statements in Note 22. Supplemental Guarantor and Non-guarantor Condensed Consolidating Financial Statements consistent with the basis of presentation resulting from Delphi Automotive PLC's issuance of €700 million in aggregate principal amount of 1.50% Euro-denominated senior unsecured notes due 2025 (the "2015 Senior Notes") in March 2015.
Recently issued accounting pronouncements—In March 2013, the Financial Accounting Standards Board ("FASB") issued ASU 2013-05, Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This guidance requires a reporting entity that ceases to have a controlling financial interest in a business with a foreign entity, other than a sale of in substance real estate or conveyance of oil and gas mineral rights, to release any related cumulative translation adjustment into net income. The guidance is effective for fiscal years beginning after December 15, 2013. Delphi adopted this guidance effective January 1, 2014, and it did not have a significant impact on Delphi's financial statements.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This guidance limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have a major effect on an entity’s operations and financial results. The amendments also require expanded disclosures for discontinued operations with more information about the assets, liabilities, revenues, and expenses of discontinued operations. The amendments also require an entity to disclose the pretax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations reporting. The guidance is effective for disposals (or classifications as held for sale) occurring in fiscal years beginning after December 15, 2014 and should be applied prospectively. Early adoption is permitted. Delphi adopted this guidance effective January 1, 2015, and has applied it to the Company’s discontinued operation classification of the Thermal Systems business, as further discussed in Note 25. Discontinued Operations.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU supersedes most of the existing guidance on revenue recognition in Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition and establishes a broad principle that would require an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this principle, an entity identifies the contract with a customer, identifies the separate performance obligations in the contract, determines the transaction price, allocates the transaction price to the separate performance obligations and recognizes revenue when each separate performance obligation is satisfied. The guidance is effective for fiscal years beginning after December 15, 2016 and is to be applied retrospectively at the entity's election either to each prior reporting period presented or with the cumulative effect of application recognized at the date of initial application. Early adoption is not permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.
In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition of the award. A reporting entity should apply existing guidance in ASC Topic 718, Compensation-Stock Compensation, as it relates to such awards. The guidance is effective for fiscal years beginning after December 15, 2015, and may be applied either prospectively or retrospectively. Early adoption is permitted. The adoption of this guidance is not expected to have a significant impact on Delphi's financial statements.

3. INVENTORIES
Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, including direct material costs and direct and indirect manufacturing costs. A summary of inventories is shown below:

	December 31, 2014	December 31, 2013
	(in millions)
Productive material	$562	$533
Work-in-process	104	132
Finished goods	347	349
Total	$1,013	$1,014

4. ASSETS
Other current assets consisted of the following:

	December 31, 2014	December 31, 2013
	(in millions)
Value added tax receivable	$191	$176
Deferred income taxes (Note 14)	171	121
Prepaid insurance and other expenses	59	58
Reimbursable engineering costs	55	63
Notes receivable	28	43
Income and other taxes receivable	34	57
Deposits to vendors	8	9
Derivative financial instruments (Note 17)	—	15
Other	21	31
Total	$567	$573
Other long-term assets consisted of the following:

	December 31, 2014	December 31, 2013
	(in millions)
Deferred income taxes (Note 14)	$232	$262
Debt issuance costs (Note 11)	42	43
Income and other taxes receivable	67	121
Reimbursable engineering costs	73	70
Value added tax receivable	28	24
Derivative financial instruments (Note 17)	—	5
Other	66	64
Total	$508	$589

5. INVESTMENTS IN AFFILIATES
As part of Delphi’s continuing operations, it has investments in six non-consolidated affiliates accounted for under the equity method of accounting. These affiliates are not publicly traded companies and are located primarily in South Korea, China and Mexico. Delphi’s ownership percentages vary generally from approximately 20% to 50%, with the most significant investments in Delphi-TVS Diesel Systems Ltd (of which Delphi owns approximately 50%) and Promotora de Partes Electricas Automotrices, S.A. de C.V. (of which Delphi owns approximately 40%). The aggregate investment in non-consolidated affiliates was $98 million and $87 million at December 31, 2014 and 2013, respectively. Dividends of $0 million, $21 million and $63 million for the years ended December 31, 2014, 2013 and 2012, respectively, have been received from non-consolidated affiliates. No impairment charges were recorded for the years ended December 31, 2014, 2013 and 2012.
The following is a summary of the combined financial information of significant affiliates accounted for under the equity method for continuing operations as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 (unaudited):

	December 31,
	2014	2013
	(in millions)
Current assets	$216	$206
Non-current assets	185	197
Total assets	$401	$403
Current liabilities	$128	$135
Non-current liabilities	81	99
Shareholders’ equity	192	169
Total liabilities and shareholders’ equity	$401	$403

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Net sales	$624	$674	$683
Gross profit	143	141	113
Net income	41	39	23
A summary of transactions with affiliates is shown below:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Sales to affiliates	$57	$47	$69
Purchases from affiliates	55	54	56

6. PROPERTY, NET
Property, net consisted of:

	Estimated Useful Lives	December 31,
		2014	2013
	(Years)	(in millions)
Land	—	$148	$167
Land and leasehold improvements	3-20	107	94
Buildings	40	614	620
Machinery, equipment and tooling	3-20	3,265	3,007
Furniture and office equipment	3-10	256	208
Construction in progress	—	336	299
Total		4,726	4,395
Less: accumulated depreciation		(1,705)	(1,465)
Total property, net		$3,021	$2,930
For the year ended December 31, 2014, Delphi recorded asset impairment charges of $5 million in cost of sales and $2 million in selling, general and administrative expense related to declines in the fair values of certain fixed assets and capitalized software no longer being utilized. For the year ended December 31, 2013, Delphi did not incur impairment charges related to long-lived assets held for use. For the year ended December 31, 2012, Delphi recorded $15 million of impairment charges to cost of sales related to long-lived assets held for use in its Electronics and Safety segment in conjunction with a restructuring program implemented in that period.

7. INTANGIBLE ASSETS AND GOODWILL
The changes in the carrying amount of intangible assets and goodwill were as follows as of December 31, 2014 and 2013. See Note 20. Acquisitions and Divestitures for a further description of the acquisitions during the year ended December 31, 2014.

		As of December 31, 2014			As of December 31, 2013
	Estimated Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Years)	(in millions)			(in millions)
Amortized intangible assets:
Patents and developed technology	6-15	$633	$229	$404	$623	$177	$446
Customer relationships	4-14	394	143	251	295	124	171
Trade names	5-20	99	26	73	102	21	81
Total		1,126	398	728	1,020	322	698
Unamortized intangible assets:
Goodwill	—	656	—	656	496	—	496
Total		$1,782	$398	$1,384	$1,516	$322	$1,194

Estimated amortization expense for the years ending December 31, 2015, 2016, 2017, 2018 and 2019 is presented below:

	Year Ending December 31,
	2015	2016	2017	2018	2019
	(in millions)
Estimated amortization expense	$98	$90	$88	$83	$71
A roll-forward of the gross carrying amounts of intangible assets for the years ended December 31, 2014 and 2013 is presented below.

	2014	2013
	(in millions)
Balance at January 1	$1,516	$1,469
Acquisitions	384	12
Foreign currency translation and other	(118)	35
Balance at December 31	$1,782	$1,516
A roll-forward of the accumulated amortization for the years ended December 31, 2014 and 2013 is presented below:

	2014	2013
	(in millions)
Balance at January 1	$322	$225
Amortization	94	97
Foreign currency translation and other	(18)	—
Balance at December 31	$398	$322
A roll-forward of the carrying amount of goodwill, by operating segment, for the years ended December 31, 2014 and 2013 is presented below:

	Electrical/Electronic Architecture	Powertrain Systems	Total
	(in millions)
Balance at January 1, 2013	$465	$8	$473
Foreign currency translation and other	22	1	23
Balance at December 31, 2013	$487	$9	$496
Acquisitions	$223	$—	$223
Foreign currency translation and other	(62)	(1)	(63)
Balance at December 31, 2014	$648	$8	$656

8. LIABILITIES
Accrued liabilities consisted of the following:

	December 31, 2014	December 31, 2013
	(in millions)
Payroll-related obligations	$243	$258
Employee benefits, including current pension obligations	127	126
Income and other taxes payable	259	277
Warranty obligations (Note 9)	64	66
Restructuring (Note 10)	80	89
Customer deposits	34	38
Deferred income taxes (Note 14)	8	1
Derivative financial instruments (Note 17)	64	16
Accrued interest	30	24
Other	312	293
Total	$1,221	$1,188
Other long-term liabilities consisted of the following:

	December 31, 2014	December 31, 2013
	(in millions)
Environmental (Note 13)	$4	$4
Extended disability benefits	11	10
Warranty obligations (Note 9)	82	94
Restructuring (Note 10)	17	45
Payroll-related obligations	10	12
Accrued income taxes	29	34
Deferred income taxes (Note 14)	162	139
Derivative financial instruments (Note 17)	40	6
Other	35	32
Total	$390	$376

9. WARRANTY OBLIGATIONS
Expected warranty costs for products sold are recognized principally at the time of sale of the product based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. The estimated costs related to product recalls based on a formal campaign soliciting return of that product are accrued at the time an obligation becomes probable and can be reasonably estimated. These estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. Delphi has recognized its best estimate for its total aggregate warranty reserves, including product recall costs, across all of its operating segments as of December 31, 2014. The estimated reasonably possible amount to ultimately resolve all matters are not materially different from the recorded reserves as of December 31, 2014.

The table below summarizes the activity in the product warranty liability for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
	(in millions)
Accrual balance at beginning of year	$160	$154
Provision for estimated warranties incurred during the year	53	58
Provision for changes in estimate for pre-existing warranties	(4)	(3)
Settlements made during the year (in cash or in kind)	(56)	(56)
Foreign currency translation and other	(7)	7
Accrual balance at end of year	$146	$160

10. RESTRUCTURING
Delphi’s restructuring activities are undertaken as necessary to implement management’s strategy, streamline operations, take advantage of available capacity and resources, and ultimately achieve net cost reductions. These activities generally relate to the realignment of existing manufacturing capacity and closure of facilities and other exit or disposal activities, as it relates to executing the Company’s strategy, either in the normal course of business or pursuant to significant restructuring programs.
As part of Delphi's continued efforts to optimize its cost structure, it has undertaken several restructuring programs which include workforce reductions as well as plant closures. The Company recorded employee-related and other restructuring charges related to these programs totaling approximately $140 million during the year ended December 31, 2014. These charges were primarily related to Delphi's on-going restructuring programs focused on aligning our manufacturing capacity and footprint with the current automotive production levels in Europe and South America. These charges also include the recognition of approximately $35 million of employee-related and other costs related to the initiation of a workforce reduction at a European manufacturing site within the Powertrain Systems segment.
During the years ended December 31, 2013 and December 31, 2012, Delphi recorded employee related and other restructuring charges totaling $137 million and $163 million, respectively, which were primarily related to European restructuring programs, as well as to programs resulting from the integration of MVL, which was acquired in the third quarter of 2012.
Additionally, the Company recorded $4 million, $8 million and $8 million of restructuring costs within discontinued operations related to the Thermal Systems business during the years ended December 31, 2014, 2013 and 2012, respectively.
Restructuring charges for employee separation and termination benefits are paid either over the severance period or in a lump sum in accordance with either statutory requirements or individual agreements. Delphi incurred cash expenditures for these restructuring actions of approximately $162 million and $162 million in the years ended December 31, 2014 and December 31, 2013, respectively.
The following table summarizes the restructuring charges recorded for the years ended December 31, 2014, 2013 and 2012 by operating segment:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Electrical/Electronic Architecture	$57	$28	$49
Powertrain Systems	55	53	25
Electronics and Safety	28	56	89
Total	$140	$137	$163

The table below summarizes the activity in the restructuring liability for the years ended December 31, 2014 and 2013:

	Employee Termination Benefits Liability	Other Exit Costs Liability	Total
	(in millions)
Accrual balance at January 1, 2013	$152	$6	$158
Provision for estimated expenses incurred during the year	135	2	137
Payments made during the year	(158)	(4)	(162)
Foreign currency and other	1	—	1
Accrual balance at December 31, 2013	$130	$4	$134
Provision for estimated expenses incurred during the year	$139	$1	$140
Payments made during the year	(159)	(3)	(162)
Foreign currency and other	(15)	—	(15)
Accrual balance at December 31, 2014	$95	$2	$97

11. DEBT
The following is a summary of debt outstanding, net of discounts of approximately $2 million and $0 million related to the 2014 Senior Notes, defined below, as of December 31, 2014 and December 31, 2013:

	December 31,
	2014	2013
	(in millions)
Accounts receivable factoring	$—	$1
5.875%, senior notes, due 2019	—	500
6.125%, senior notes, due 2021	500	500
5.00%, senior notes, due 2023	800	800
4.15%, senior notes, due 2024	698	—
Tranche A Term Loan, due 2018	400	564
Capital leases and other	53	47
Total debt	2,451	2,412
Less: current portion	(34)	(61)
Long-term debt	$2,417	$2,351
The principal maturities of debt, at nominal value follows:

Debt and Capital Lease Obligations
(in millions)
2015	$34
2016	14
2017	1
2018	401
2019	1
Thereafter	2,002
Total	$2,453

Credit Agreement
In March 2011, in conjunction with the redemption of membership interests from Class A and Class C membership interest holders, Delphi Corporation (the "Issuer") entered into a credit agreement with JPMorgan Chase Bank, N.A., as lead arranger and administrative agent (the “Original Credit Agreement”), which provided for $3.0 billion in senior secured credit facilities consisting of term loans (as subsequently amended from time to time, the “Tranche A Term Loan” and the “Tranche B Term Loan,” respectively) and a revolving credit facility (as subsequently amended from time to time, the “Revolving Credit Facility”). The Original Credit Agreement was amended and restated on each of May 17, 2011 (the “May 2011 Credit Agreement”), September 14, 2012 (the “2012 Credit Agreement”) and March 1, 2013 (the Original Credit Agreement and each amendment and restatement of the Original Credit Agreement are individually and collectively referred to herein as the “Credit Agreement”). The May 2011 Credit Agreement, which was entered into simultaneously with the issuance of senior unsecured notes in the amount of $1 billion (as more fully described below), reduced the total size of the senior secured credit facilities to $2.4 billion. Under the 2012 Credit Agreement, the Company increased the Revolving Credit Facility to $1.3 billion and the Tranche A Term Loan to $574 million and used the incremental proceeds to pay a portion of the cost of acquiring MVL. On March 1, 2013, following the unsecured note issuance in February 2013 (as more fully described below), the Tranche B Term Loan was fully repaid, the Tranche A Term Loan was increased to $575 million, the Revolving Credit Facility was increased to $1.5 billion, and the terms of the Tranche A Term Loan and the Revolving Credit Facility were extended to March 1, 2018. The March 31, 2013 amendments resulted in the recognition of a loss on debt extinguishment of $39 million during the year ended December 31, 2013. Approximately $14 million in issuance costs were paid in connection with the March 2013 amendment. In conjunction with an unsecured note issuance in March 2014 (as more fully described below), Delphi repaid a portion of its indebtedness on the Tranche A Term Loan, which resulted in the recognition of a loss on debt extinguishment related to this repayment of approximately $1 million during the year ended December 31, 2014.
Unamortized debt issuance costs associated with the Tranche A Term Loan and Revolving Credit Facility of $19 million are being amortized over the term of the Credit Agreement, as extended pursuant to the March 1, 2013 amendment. At December 31, 2014, the Revolving Credit Facility was undrawn and Delphi had approximately $12 million in letters of credit issued under the Credit Agreement. Letters of credit issued under the Credit Agreement reduce availability under the Revolving Credit Facility.
Loans under the Credit Agreement bear interest, at Delphi Corporation's option, at either (a) the Administrative Agent’s Alternate Base Rate (“ABR” as defined in the Credit Agreement) or (b) the London Interbank Offered Rate (the “Adjusted LIBO Rate” as defined in the Credit Agreement) (“LIBOR”) plus in either case a percentage per annum as set forth in the table below (the “Applicable Rate”). The Applicable Rates under the Credit Agreement on the specified dates are set forth below:

	December 31, 2014		December 31, 2013
	LIBOR plus	ABR plus	LIBOR plus	ABR plus
Revolving Credit Facility	1.00%	0.25%	1.25%	0.25%
Tranche A Term Loan	1.00%	0.25%	1.25%	0.25%
The Applicable Rate under the Credit Agreement may increase or decrease from time to time based on changes in credit ratings with the minimum interest level of 0.00% and maximum level of 2.25%. Accordingly, the interest rate will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in our corporate credit ratings. The Credit Agreement also requires that the Issuer pay certain commitment fees on the unused portion of the Revolving Credit Facility and certain letter of credit issuance and fronting fees.
The interest rate period with respect to LIBOR interest rate options can be set at one-, two-, three- or six-months as selected by the Issuer in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. The Issuer may elect to change the selected interest rate in accordance with the provisions of the Credit Agreement. As of December 31, 2014, the Issuer selected the one-month LIBOR interest rate option, as detailed in the table below, and the amounts outstanding, and rates effective as of December 31, 2014 were based on Delphi’s current credit rating and the Applicable Rate for the Credit Agreement:

		Borrowings as of
		December 31, 2014	Rates effective as of
	LIBOR plus	(in millions)	December 31, 2014
Revolving Credit Facility	1.00%	$—	—%
Tranche A Term Loan	1.00%	400	1.1875%
The Issuer was obligated to make quarterly principal payments throughout the term of the Tranche A Term Loan according to the amortization schedule in the Credit Agreement. In conjunction with the partial repayment of the Tranche A

Term Loan during the year ended December 31, 2014, all principal payment obligations have been satisfied through March 1, 2018. Borrowings under the Credit Agreement are prepayable at the Issuer's option without premium or penalty. The Credit Agreement also contains certain mandatory prepayment provisions in the event the Company receives net cash proceeds from any asset sale or casualty event. No mandatory prepayments under these provisions have been made or are due through December 31, 2014.
The Credit Agreement contains certain covenants that limit, among other things, the Company’s (and the Company’s subsidiaries’) ability to incur additional indebtedness or liens, to dispose of assets, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of the Company’s equity interests. In addition, the Credit Agreement requires that the Company maintain a consolidated leverage ratio (the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the Credit Agreement) of less than 2.75 to 1.0. The Credit Agreement also contains events of default customary for financings of this type. The Company was in compliance with the Credit Agreement covenants as of December 31, 2014. In the first quarter of 2014, the Company satisfied credit rating-related conditions to the suspension of many of the restrictive covenants and the mandatory prepayment provisions relating to asset sales and casualty events discussed above. Such covenants and prepayment obligations are required to be reinstated if the applicable credit rating criteria are no longer satisfied.
As of December 31, 2014, all obligations under the Credit Agreement are borrowed by Delphi Corporation and jointly and severally guaranteed by its direct and indirect parent companies, subject to certain exceptions set forth in the Credit Agreement.
Prior to the first quarter of 2014, certain of Delphi Automotive PLC's direct and indirect subsidiaries, which are directly or indirectly 100% owned by Delphi Automotive PLC, fully and unconditionally guaranteed all obligations under the Credit Agreement. In addition, all obligations under the Credit Agreement, including the guarantees of those obligations, were originally secured by certain assets of Delphi Corporation and the guarantors, including substantially all of the assets of Delphi Automotive PLC, and its U.S. subsidiaries, and certain assets of Delphi Corporation’s direct and indirect parent companies. All guarantees of Delphi Corporation's subsidiaries and all then-existing security interests were released during the first quarter of 2014 when the Company satisfied certain credit rating-related and other conditions under the terms of the Credit Agreement. Such security interests and subsidiary guarantees may be reinstated at the election of the lenders if the applicable credit rating criteria are no longer satisfied.
Senior Notes
On May 17, 2011, Delphi Corporation issued $500 million of 5.875% senior unsecured notes due 2019 (the "5.875% Senior Notes") and $500 million of 6.125% senior unsecured notes due 2021 (the "6.125% Senior Notes") (collectively, the “2011 Senior Notes”) in a transaction exempt from registration under Rule 144A and Regulation S of the Securities Act of 1933 (the “Securities Act”). Delphi paid approximately $23 million of debt issuance costs in connection with the 2011 Senior Notes. The net proceeds of approximately $1 billion as well as cash on hand were used to pay down amounts outstanding under the Original Credit Agreement. In May 2012, Delphi Corporation completed a registered exchange offer for all of the 2011 Senior Notes. No proceeds were received by Delphi Corporation as a result of the exchange. In March 2014, Delphi redeemed for cash the entire $500 million aggregate principal amount outstanding of the 5.875% Senior Notes. The redemption was financed by a portion of the proceeds received from the issuance of the 2014 Senior Notes, as defined below. As a result of the redemption of the 5.875% Senior Notes, Delphi recognized a loss on debt extinguishment of approximately $33 million during the year ended December 31, 2014.
Interest on the outstanding 2011 Senior Notes is payable semi-annually on May 15 and November 15 of each year to holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date.
The indenture governing the 2011 Senior Notes limits, among other things, Delphi’s (and Delphi’s subsidiaries’) ability to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities (although certain of those covenants are inapplicable for so long as the notes are rated investment grade). As of December 31, 2014, the Company was in compliance with the provisions of the New Senior Notes.
On February 14, 2013, Delphi Corporation issued $800 million of 5.00% senior unsecured notes due 2023 (the “2013 Senior Notes”) in a transaction registered under the Securities Act. The proceeds were primarily utilized to prepay our term loan indebtedness under our 2012 Credit Agreement. Delphi paid approximately $12 million of issuance costs in connection with the 2013 Senior Notes. Interest is payable semi-annually on February 15 and August 15 of each year to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment date.
On March 3, 2014, Delphi Corporation issued $700 million in aggregate principal amount of 4.15% senior unsecured notes due 2024 (the "2014 Senior Notes") in a transaction registered under the Securities Act. The 2014 Senior Notes were priced at 99.649% of par, resulting in a yield to maturity of 4.193%. The proceeds were primarily utilized to redeem the

5.875% Senior Notes and to repay a portion of the Tranche A Term Loan. Delphi paid approximately $6 million of issuance costs in connection with the 2014 Senior Notes. Interest is payable semi-annually on March 15 and September 15 of each year to holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date.
Although the specific terms of each indenture governing each series of senior notes vary, the indentures contain certain restrictive covenants, including with respect to Delphi’s (and Delphi’s subsidiaries) ability to incur liens, enter into sale and leaseback transactions and merge with or into other entities. As of December 31, 2014, the Company was in compliance with the provisions of all series of the outstanding senior notes.
All series of senior notes are fully and unconditionally guaranteed, jointly and severally, by Delphi Automotive PLC and by certain of Delphi Corporation's direct and indirect parent companies, subject to customary release provisions (other than in the case of Delphi Automotive PLC). Prior to the first quarter of 2014, certain of Delphi Corporation's direct and indirect subsidiaries, which were directly or indirectly 100% owned by Delphi Automotive PLC, fully and unconditionally guaranteed all series of senior notes then outstanding; however, all Delphi Corporation subsidiary guarantees were released during the first quarter of 2014 because such guarantors no longer guaranteed the Credit Agreement.
Other Financing
Receivable factoring—Various accounts receivable factoring facilities are maintained in Europe and are accounted for as short-term debt. These uncommitted factoring facilities are available through various financial institutions. In 2013 Delphi entered into a new accounts receivable factoring agreement in Europe to replace and consolidate current European factoring facilities. The new agreement is a €350 million committed facility with borrowings under the new program being subject to the availability of eligible accounts receivable. As of December 31, 2014 and December 31, 2013, $0 million and $1 million, respectively, were outstanding under these accounts receivable factoring facilities. Collateral is not generally required related to these trade accounts receivable. In addition, during the year ended December 31, 2014, one of the Company’s European subsidiaries factored, without recourse, receivables related to certain foreign research tax credits to a financial institution. This transaction was accounted for as a true sale of the receivables, and the Company therefore derecognized approximately $73 million from Other current assets in the consolidated balance sheet as of December 31, 2014. Expenses of approximately $2 million incurred in conjunction with this transaction were recorded to Interest expense during the year ended December 31, 2014.
Capital leases and other—As of December 31, 2014 and December 31, 2013, approximately $53 million and approximately $47 million, respectively, of other debt issued by certain non-U.S. subsidiaries and capital lease obligations were outstanding.
Interest—Cash paid for interest related to amounts outstanding totaled $119 million, $118 million and $119 million for the years ended December 31, 2014, 2013 and 2012, respectively.

12. PENSION BENEFITS
Certain of Delphi’s non-U.S. subsidiaries sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Delphi’s primary non-U.S. plans are located in France, Germany, Mexico, Portugal and the United Kingdom (“U.K.”). The U.K. and certain Mexican plans are funded. In addition, Delphi has defined benefit plans in South Korea, Turkey and Italy for which amounts are payable to employees immediately upon separation. The obligations for these plans are recorded over the requisite service period.
Delphi sponsors a Supplemental Executive Retirement Program (“SERP”) for those employees who were U.S. executives of DPHH prior to September 30, 2008 and were still U.S. executives of Delphi on October 7, 2009, the effective date of the program. This program is unfunded. Executives receive benefits over 5 years after an involuntary or voluntary separation from Delphi. The SERP is closed to new members.
Amounts disclosed within this note include amounts attributable to the Company's discontinued operations, which were not significant in any period disclosed.

Funded Status
The amounts shown below reflect the change in the U.S. defined benefit pension obligations during 2014 and 2013.

	Year Ended December 31,
	2014	2013
	(in millions)
Benefit obligation at beginning of year	$69	$80
Interest cost	2	2
Actuarial loss (gain)	2	(2)
Benefits paid	(13)	(11)
Benefit obligation at end of year	60	69
Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Delphi contributions	13	11
Benefits paid	(13)	(11)
Fair value of plan assets at end of year	—	—
Underfunded status	(60)	(69)
Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	(9)	(12)
Non-current liabilities	(51)	(57)
Total	(60)	(69)
Amounts recognized in accumulated other comprehensive income consist of (pre-tax):
Actuarial loss	13	11
Total	$13	$11

The amounts shown below reflect the change in the non-U.S. defined benefit pension obligations during 2014 and 2013.

	Year Ended December 31,
	2014	2013
	(in millions)
Benefit obligation at beginning of year	$2,105	$1,972
Service cost	57	53
Interest cost	94	85
Actuarial loss	255	39
Benefits paid	(100)	(86)
Impact of curtailments	2	(5)
Exchange rate movements and other	(175)	47
Benefit obligation at end of year	2,238	2,105
Change in plan assets:
Fair value of plan assets at beginning of year	1,199	1,109
Actual return on plan assets	156	56
Delphi contributions	97	98
Benefits paid	(100)	(86)
Exchange rate movements and other	(88)	22
Fair value of plan assets at end of year	1,264	1,199
Underfunded status	(974)	(906)
Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	(19)	(14)
Non-current liabilities	(955)	(892)
Total	(974)	(906)
Amounts recognized in accumulated other comprehensive income consist of (pre-tax):
Actuarial loss	409	278
Prior service cost	—	1
Total	$409	$279
The projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets and with plan assets in excess of accumulated benefit obligations are as follows:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
	(in millions) Plans with ABO in Excess of Plan Assets
PBO	$60	$69	$2,092	$1,956
ABO	60	69	1,870	1,749
Fair value of plan assets at end of year	—	—	1,133	1,052
	Plans with Plan Assets in Excess of ABO
PBO	$—	$—	$146	$149
ABO	—	—	98	100
Fair value of plan assets at end of year	—	—	131	147
	Total
PBO	$60	$69	$2,238	$2,105
ABO	60	69	1,968	1,849
Fair value of plan assets at end of year	—	—	1,264	1,199

Benefit costs presented below were determined based on actuarial methods and included the following:

	U.S. Plans
	Year Ended December 31,
	2014	2013	2012
	(in millions)
Interest cost	$2	$2	$3
Net periodic benefit cost	$2	$2	$3

	Non-U.S. Plans
	Year Ended December 31,
	2014	2013	2012
	(in millions)
Service cost	$57	$53	$44
Interest cost	94	85	84
Expected return on plan assets	(77)	(70)	(65)
Settlement loss	3	2	—
Curtailment loss	2	—	—
Amortization of actuarial losses	8	7	—
Other	—	1	1
Net periodic benefit cost	$87	$78	$64
Other postretirement benefit obligations were approximately $5 million and $7 million at December 31, 2014 and 2013, respectively.
Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are recognized in other comprehensive income. Cumulative gains and losses in excess of 10% of the PBO for a particular plan are amortized over the average future service period of the employees in that plan. The estimated actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2015 is $20 million.
The principal assumptions used to determine the pension expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plans were:
Assumptions used to determine benefit obligations at December 31:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Weighted-average discount rate	2.50%	3.00%	3.67%	4.58%
Weighted-average rate of increase in compensation levels	N/A	N/A	3.65%	3.85%
Assumptions used to determine net expense for years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Weighted-average discount rate	3.00%	2.40%	3.30%	4.58%	4.41%	5.24%
Weighted-average rate of increase in compensation levels	N/A	N/A	N/A	3.85%	3.50%	3.66%
Weighted-average expected long-term rate of return on plan assets	N/A	N/A	N/A	6.35%	6.44%	6.43%
Delphi selects discount rates by analyzing the results of matching each plan’s projected benefit obligations with a portfolio of high-quality fixed income investments rated AA-or higher by Standard and Poor’s.

Delphi does not have any U.S. pension assets; therefore no U.S. asset rate of return calculation was necessary. The primary funded non-U.S. plans are in the U.K. and Mexico. For the determination of 2014 expense, Delphi assumed a long-term expected asset rate of return of approximately 6.25% and 7.50% for the U.K. and Mexico, respectively. Delphi evaluated input from local actuaries and asset managers, including consideration of recent fund performance and historical returns, in developing the long-term rate of return assumptions. The assumptions for the U.K. and Mexico are primarily long-term, prospective rates. To determine the expected return on plan assets, the market-related value of approximately 50% of our plan assets is actual fair value. The expected return on the remainder of our plan assets is determined by applying the expected long-term rate of return on assets to a calculated market-related value of these plan assets, which recognizes changes in the fair value of the plan assets in a systematic manner over five years.
Delphi’s pension expense for 2015 is determined at the 2014 year end measurement date. For purposes of analysis, the following table highlights the sensitivity of the Company’s pension obligations and expense to changes in key assumptions:

Change in Assumption	Impact on Pension Expense	Impact on PBO
25 basis point (“bp”) decrease in discount rate	+ $8 million	+ $102 million
25 bp increase in discount rate	- $6 million	- $95 million
25 bp decrease in long-term expected return on assets	+ $3 million	—
25 bp increase in long-term expected return on assets	- $3 million	—
The above sensitivities reflect the effect of changing one assumption at a time. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and the effects of changes in key assumptions are not necessarily linear. The above sensitivities also assume no changes to the design of the pension plans and no major restructuring programs.
Pension Funding
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Projected Pension Benefit Payments
	U.S. Plans	Non-U.S. Plans
	(in millions)
2015	$9	$81
2016	10	72
2017	10	76
2018	9	81
2019	7	86
2020 – 2024	15	535
Delphi anticipates making pension contributions and benefit payments of approximately $90 million in 2015.
Delphi sponsors defined contribution plans for certain hourly and salaried employees. Expense related to the contributions for these plans was $55 million, $49 million, and $48 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Plan Assets
Certain pension plans sponsored by Delphi invest in a diversified portfolio consisting of an array of asset classes that attempts to maximize returns while minimizing volatility. These asset classes include developed market equities, emerging market equities, private equity, global high quality and high yield fixed income, real estate and absolute return strategies.
The fair values of Delphi’s pension plan assets weighted-average asset allocations at December 31, 2014 and 2013, by asset category, are as follows:

	Fair Value Measurements at December 31, 2014
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash	$29	$29	$—	$—
Time deposits	8	—	8	—
Equity mutual funds	461	—	461	—
Bond mutual funds	265	—	265	—
Real estate trust funds	41	—	—	41
Hedge Funds	102	—	—	102
Insurance contracts	1	—	—	1
Debt securities	307	291	16	—
Equity securities	50	50	—	—
Total	$1,264	$370	$750	$144

	Fair Value Measurements at December 31, 2013
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash	$64	$64	$—	$—
Time deposits	7	—	7	—
Equity mutual funds	412	—	412	—
Bond mutual funds	271	—	271	—
Real estate trust funds	45	—	—	45
Hedge Funds	90	—	—	90
Insurance contracts	4	—	—	4
Debt securities	249	249	—	—
Equity securities	57	57	—	—
Total	$1,199	$370	$690	$139
Following is a description of the valuation methodologies used for pension assets measured at fair value.
Time deposits—The fair value of fixed-maturity certificates of deposit was estimated using the rates offered for deposits of similar remaining maturities.
Equity mutual funds—The fair value of the equity mutual funds is determined by the indirect quoted market prices on regulated financial exchanges of the underlying investments included in the fund.
Bond mutual funds—The fair value of the bond mutual funds is determined by the indirect quoted market prices on regulated financial exchanges of the underlying investments included in the fund.
Real estate—The fair value of real estate properties is estimated using an annual appraisal provided by the administrator of the property investment. Management believes this is an appropriate methodology to obtain the fair value of these assets.
Hedge funds—The fair value of the hedge funds is accounted for by a custodian. The custodian obtains valuations from the underlying hedge fund managers based on market quotes for the most liquid assets and alternative methods for assets that do not have sufficient trading activity to derive prices. Management and the custodian review the methods used by the underlying managers to value the assets. Management believes this is an appropriate methodology to obtain the fair value of these assets.
Insurance contracts—The insurance contracts are invested in a fund with guaranteed minimum returns. The fair values of these contracts are based on the net asset value underlying the contracts.

Debt securities—The fair value of debt securities is determined by direct quoted market prices on regulated financial exchanges.
Equity securities—The fair value of equity securities is determined by direct quoted market prices on regulated financial exchanges.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Real Estate Trust Fund	Hedge Funds	Insurance Contracts
	(in millions)
Beginning balance at December 31, 2012	$42	$91	$3
Actual return on plan assets:
Relating to assets still held at the reporting date	2	4	—
Purchases, sales and settlements	1	(5)	1
Ending balance at December 31, 2013	$45	$90	$4
Actual return on plan assets:
Relating to assets still held at the reporting date	(5)	5	—
Purchases, sales and settlements	1	7	(3)
Ending balance at December 31, 2014	$41	$102	$1

13. COMMITMENTS AND CONTINGENCIES
Ordinary Business Litigation
Delphi is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, alleged breaches of contracts, product warranties, intellectual property matters, and employment-related matters. It is the opinion of Delphi that the outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations, or cash flows of Delphi. With respect to warranty matters, although Delphi cannot ensure that the future costs of warranty claims by customers will not be material, Delphi believes its established reserves are adequate to cover potential warranty settlements.
GM Ignition Switch Recall
In the first quarter of 2014, GM, Delphi’s largest customer, initiated a product recall related to ignition switches. Delphi has received requests for information from, and is cooperating with, various government agencies related to this ignition switch recall. In addition, Delphi has been named as a co-defendant along with GM (and in certain cases other parties) in product liability and class action lawsuits related to this matter. During the second quarter of 2014, all of the class action cases were transferred to the United States District Court for the Southern District of New York (the “District Court”) for coordinated pretrial proceedings. Two consolidated amended class action complaints were filed in the District Court on October 14, 2014. Delphi was not named as a defendant in either complaint. Delphi believes the allegations contained in the product liability cases are without merit, and intends to vigorously defend against them. Although no assurances can be made as to the ultimate outcome of these or any other future claims, Delphi does not believe a loss is probable and, accordingly, no reserve has been made as of December 31, 2014.
Unsecured Creditors Litigation
Under the terms of the Fourth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP (the “Fourth LLP Agreement”), if cumulative distributions to the members of Delphi Automotive LLP under certain provisions of the Fourth LLP Agreement exceed $7.2 billion, Delphi, as disbursing agent on behalf of DPHH, is required to pay to the holders of allowed general unsecured claims against Old Delphi, $32.50 for every $67.50 in excess of $7.2 billion distributed to the members, up to a maximum amount of $300 million. In December 2014, a complaint was filed in the Bankruptcy Court alleging that the redemption by Delphi Automotive LLP of the membership interests of GM and the PBGC, and the repurchase of shares and payment of dividends by Delphi Automotive PLC, constituted distributions under the terms of the Fourth LLP Agreement approximating $7.2 billion. Delphi considers cumulative distributions through December 31, 2014 to be substantially below the $7.2 billion threshold, and intends to vigorously contest the allegations set forth in the complaint. Accordingly, no accrual for this matter has been recorded as of December 31, 2014.

Brazil Matters
Delphi conducts significant business operations in Brazil that are subject to the Brazilian federal labor, social security, environmental, tax and customs laws, as well as a variety of state and local laws. While Delphi believes it complies with such laws, they are complex, subject to varying interpretations, and the Company is often engaged in litigation with government agencies regarding the application of these laws to particular circumstances. As of December 31, 2014, the majority of claims asserted against Delphi in Brazil relate to such litigation. The remaining claims in Brazil relate to commercial and labor litigation with private parties. Including amounts attributable to discontinued operations, as of December 31, 2014, claims totaling approximately $180 million (using December 31, 2014 foreign currency rates) have been asserted against Delphi in Brazil. As of December 31, 2014, the Company maintains accruals for these asserted claims of $32 million (using December 31, 2014 foreign currency rates). The amounts accrued represent claims that are deemed probable of loss and are reasonably estimable based on the Company’s analyses and assessment of the asserted claims and prior experience with similar matters. While the Company believes its accruals are adequate, the final amounts required to resolve these matters could differ materially from the Company’s recorded estimates and Delphi’s results of operations could be materially affected.
Environmental Matters
Delphi is subject to the requirements of U.S. federal, state, local and non-U.S. environmental and safety and health laws and regulations. As of December 31, 2014 and December 31, 2013, the undiscounted reserve for environmental investigation and remediation was approximately $5 million (of which $1 million was recorded in accrued liabilities and $4 million was recorded in other long-term liabilities) and $6 million (of which $2 million was recorded in accrued liabilities and $4 million was recorded in other long-term liabilities). Additionally, approximately $16 million and $15 million as of December 31, 2014, and December 31, 2013, respectively, of undiscounted reserve for environmental investigation and remediation attributable to discontinued operations was included within liabilities held for sale. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of its current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected. At December 31, 2014, the difference between the recorded liabilities and the reasonably possible range of loss was not material.
Other Matters
In 2014, Delphi identified certain payments, immaterial in amount, made by certain manufacturing facility employees in China that may violate certain provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”). Under the oversight of Delphi’s Audit Committee of the Board of Directors, Delphi engaged outside counsel and forensic auditors to assist in a review of these matters, and to evaluate existing controls and compliance policies and procedures. Delphi has undertaken additional compliance training and additional compliance audits to reinforce its existing compliance programs. Violations of the FCPA could result in criminal and/or civil liabilities and other forms of penalties or sanctions. Delphi has voluntarily disclosed these matters to the U.S. Department of Justice and the SEC, and is cooperating fully with these agencies. Although Delphi does not expect the outcome of this review to have a material adverse impact on the Company, there can be no assurance as to the ultimate outcome of these matters at this time.
Operating Leases
Including amounts attributable to discontinued operations, rental expense totaled $112 million, $107 million and $99 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, Delphi had minimum lease commitments under non-cancellable operating leases totaling $406 million, which become due as follows:

Minimum Future Operating Lease Commitments
(in millions)
2015	$101
2016	90
2017	69
2018	45
2019	51
Thereafter	50
Total	$406

14. INCOME TAXES
Income from continuing operations before income taxes and equity income for U.S. and non-U.S. operations are as follows:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
U.S. income	$232	$246	$440
Non-U.S. income	1,383	1,220	819
Income before income taxes and equity income	$1,615	$1,466	$1,259
The provision (benefit) for income taxes from continuing operations is comprised of:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Current income tax expense:
U.S. federal	$46	$57	$58
Non-U.S.	205	219	179
U.S. state and local	9	6	4
Total current	260	282	241
Deferred income tax (benefit) expense, net:
U.S. federal	(32)	(23)	28
Non-U.S.	29	(18)	(96)
U.S. state and local	(2)	(1)	1
Total deferred	(5)	(42)	(67)
Total income tax provision	$255	$240	$174
The current income tax payable was reduced by $9 million, $1 million and $0 million in the years ended December 31, 2014, 2013 and 2012, respectively, for excess tax deductions attributable to stock-based compensation, including amounts attributable to discontinued operations. The related income tax benefits are recorded as increases to additional paid-in capital.
Cash paid or withheld for income taxes was $287 million, $276 million and $280 million for the years ended December 31, 2014, 2013 and 2012, respectively, including amounts attributable to discontinued operations.

For purposes of comparability and consistency, the Company uses the notional U.S. federal income tax rate when presenting the Company’s reconciliation of the income tax provision. The Company is a U.K. resident taxpayer and as such is not generally subject to U.K. tax on remitted foreign earnings. As a result, the Company does not anticipate foreign earnings would be subject to a 35% tax rate upon repatriation to the U.K., as is the case when U.S. based companies repatriate earnings to the U.S. A reconciliation of the provision for income taxes compared with the amounts at the notional U.S. federal statutory rate was:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Notional U.S. federal income taxes at statutory rate	$566	$513	$441
Income taxed at other rates	(286)	(273)	(203)
Change in valuation allowance	18	6	(29)
Other change in tax reserves	(4)	(13)	(13)
Withholding taxes	57	48	17
Tax credits	(89)	(52)	(12)
Change in tax law	—	15	6
Tax settlements	—	—	(26)
Other adjustments	(7)	(4)	(7)
Total income tax expense	$255	$240	$174
Effective tax rate	16%	16%	14%
The Company’s tax rate is affected by the tax rates in the jurisdictions in which the Company operates, the relative amount of income earned by jurisdiction, jurisdictions with a statutory tax rate less than the U.S. rate of 35% and the relative amount of losses or income for which no tax benefit or expense was recognized due to a valuation allowance. Included in the non-U.S. incomes taxes at other rates are tax incentives obtained in various non-U.S. countries, primarily the Hi-Tech Enterprise status in China, a Free Trade Zone exemption in Honduras and the Special Economic Zone exemption in Turkey of $67 million in 2014, $71 million in 2013, and $37 million in 2012, and tax benefit for income earned in jurisdictions where a valuation allowance has been recorded. The Company currently benefits from tax holidays in various non-U.S. jurisdictions with expiration dates from 2015 through 2023. The income tax benefits attributable to these tax holidays are approximately $28 million ($0.09 per share) in 2014, $23 million ($0.07 per share) in 2013 and $13 million ($0.04 per share) in 2012.
The effective tax rate in the year ended December 31, 2014 was impacted by favorable geographic income mix in 2014 as compared to 2013, primarily due to changes in the underlying operations of the business as well as tax planning initiatives, and the resulting favorable impact on foreign tax credits. These favorable impacts were offset by net increases resulting from changes in judgment related to deferred tax asset valuation allowances of $18 million in 2014.
The effective tax rate in the year ended December 31, 2013 was impacted by the enactment of the American Taxpayer Relief Act of 2012 on January 2, 2013, which retroactively reinstated expired tax provisions known as tax extenders including the research and development tax credit. The income tax accounting effect, including any retroactive effect, of a tax law change is accounted for in the period of enactment, which in this case was the first quarter of 2013. As a result, the effective tax rate for the year ended December 31, 2013 was impacted by a tax benefit of approximately $19 million related to the 2012 research and development credit in addition to the 2013 research and development credit. On July 17, 2013, the United Kingdom Finance Bill of 2013 became law as the Finance Act 2013 (the “U.K. Finance Act”). The U.K. Finance Act provides for a reduction to the corporate income tax rate from 23% to 21% effective April 1, 2014, with a further reduction to 20% effective April 1, 2015. The impact of this legislation was recorded as a discrete item during the third quarter of 2013, the period of enactment, and resulted in increased tax expense of approximately $12 million for the year ended December 31, 2013 due to the resultant impact on the net deferred tax asset balances. Additionally, the effective tax rate in the year ended December 31, 2013 was impacted by a reduction in tax reserves of $13 million, partially offset by an increase in withholding taxes due to overall increased earnings and full year inclusion of MVL activity in 2013.
The effective tax rate in the year ended December 31, 2012 was impacted by the release of $29 million of valuation allowances, a favorable tax settlement of $26 million, a $30 million reduction in tax reserves due to resolution of open issues with tax authorities, offset by an increase of $17 million primarily related to uncertain tax positions outside the United States and an increase of $6 million related to a reduction to the corporate income tax rate in the U.K. from 25% to 23%.

Deferred Income Taxes
The Company accounts for income taxes and the related accounts under the liability method. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the bases of such assets and liabilities as measured by tax laws. Significant components of the deferred tax assets and liabilities are as follows:

	December 31,
	2014	2013
	(in millions)
Deferred tax assets:
Pension	$213	$208
Employee benefits	25	28
Net operating loss carryforwards	708	602
Warranty and other liabilities	117	115
Other	147	119
Total gross deferred tax assets	1,210	1,072
Less: valuation allowances	(747)	(642)
Total deferred tax assets (1)	$463	$430
Deferred tax liabilities:
Fixed assets	$12	$40
Tax on unremitted profits of certain foreign subsidiaries	74	59
Intangibles	144	88
Total gross deferred tax liabilities	230	187
Net deferred tax assets	$233	$243

(1)	Reflects gross amount before jurisdictional netting of deferred tax assets and liabilities.
Net current and non-current deferred tax assets and liabilities are included in the consolidated balance sheets as follows:

	December 31,
	2014	2013
	(in millions)
Current assets	$171	$121
Current liabilities	(8)	(1)
Long-term assets	232	262
Long-term liabilities	(162)	(139)
Total deferred tax asset	$233	$243
The net deferred tax assets of $233 million as of December 31, 2014 are primarily comprised of deferred tax asset amounts in the U.K., Germany, and China.
Net Operating Loss and Tax Credit Carryforwards
As of December 31, 2014, the Company has gross deferred tax assets of approximately $708 million for non-U.S. net operating loss (“NOL”) carryforwards with recorded valuation allowances of $635 million. These NOL’s are available to offset future taxable income and realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The NOL’s primarily relate to France, Luxembourg, and Spain. The NOL carryforwards have expiration dates ranging from one year to an indefinite period. The NOL carryforwards available for use on tax returns are $712 million as of December 31, 2014, which include approximately $4 million related to windfall tax benefits attributable to stock-based compensation for which a benefit would be recorded in additional paid-in capital if and when realized.
Deferred tax assets include $40 million and $31 million of tax credit carryforwards with recorded valuation allowances of $27 million and $25 million at December 31, 2014 and 2013, respectively. These tax credit carryforwards expire in 2015 through 2024.

Cumulative Undistributed Foreign Earnings
No income taxes have been provided on indefinitely reinvested earnings of certain foreign subsidiaries aggregating $250 million at December 31, 2014. The amount of the unrecognized deferred income tax liability with respect to such earnings is $58 million.
Withholding taxes of $74 million have been accrued on undistributed earnings that are not indefinitely reinvested and are primarily related to China, South Korea, Honduras, and Morocco. There are no other material liabilities for income taxes on the undistributed earnings of foreign subsidiaries, as the Company has concluded that such earnings are either indefinitely reinvested or should not give rise to additional income tax liabilities as a result of the distribution of such earnings.
Uncertain Tax Positions
The Company recognizes tax benefits only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company's tax returns that do not meet these recognition and measurement standards.
A reconciliation of the gross change in the unrecognized tax benefits balance, excluding interest and penalties is as follows:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Balance at beginning of year	$61	$74	$99
Liabilities assumed in acquisition	—	—	2
Additions related to current year	11	—	3
Additions related to prior years	—	16	10
Reductions related to prior years	(7)	(25)	(40)
Reductions due to expirations of statute of limitations	(6)	(4)	—
Settlements	(2)	—	—
Balance at end of year	$57	$61	$74
A portion of the Company's unrecognized tax benefits would, if recognized, reduce its effective tax rate. The remaining unrecognized tax benefits relate to tax positions for which only the timing of the benefit is uncertain. Recognition of these tax benefits would reduce the Company’s effective tax rate only through a reduction of accrued interest and penalties. As of December 31, 2014 and 2013, the amounts of unrecognized tax benefit that would reduce the Company’s effective tax rate were $32 million and $42 million, respectively. In addition, $25 million and $22 million for 2014 and 2013, respectively, would be offset by the write-off of a related deferred tax asset, if recognized.
The Company recognizes interest and penalties relating to unrecognized tax benefits as part of income tax expense. Total accrued liabilities for interest and penalties were $12 million and $15 million at December 31, 2014 and 2013, respectively. Total interest and penalties recognized as part of income tax expense was a $3 million benefit, a $3 million benefit and a $3 million expense for the years ended December 31, 2014, 2013 and 2012, respectively.
The Company files tax returns in multiple jurisdictions and is subject to examination by taxing authorities throughout the world. Taxing jurisdictions significant to Delphi include the China, Brazil, France, Germany, Mexico, Poland, the U.S. and the U.K. Open tax years related to these taxing jurisdictions remain subject to examination and could result in additional tax liabilities. In general, the Company's affiliates are no longer subject to income tax examinations by foreign tax authorities for years before 2001. It is reasonably possible that audit settlements, the conclusion of current examinations or the expiration of the statute of limitations in several jurisdictions could impact the Company’s unrecognized tax benefits.

Tax Return Filing Determinations and Elections
Delphi Automotive LLP, which acquired certain assets in a bankruptcy court approved transaction (the "Bankruptcy Plan") on October 6, 2009 (the "Acquisition Date"), was established on August 19, 2009 as a limited liability partnership incorporated under the laws of England and Wales. At the time of its formation, Delphi Automotive LLP elected to be treated as a partnership for U.S. federal income tax purposes. On June 24, 2014, the Internal Revenue Service (the “IRS”) issued us a Notice of Proposed Adjustment (the "NOPA") asserting that it believes Section 7874(b) of the Internal Revenue Code applies to Delphi Automotive LLP and that it should be treated as a domestic corporation for U.S. federal income tax purposes, retroactive to the Acquisition Date. If Delphi Automotive LLP is treated as a domestic corporation for U.S. federal income tax purposes, the Company expects that, although Delphi Automotive PLC is incorporated under the laws of Jersey and a tax resident in the U.K., it would also be treated as a domestic corporation for U.S. federal income tax purposes.
Delphi Automotive LLP filed U.S. federal partnership tax returns for 2009, 2010, and 2011. The IRS’s NOPA asserts that Section 7874(b) applies to Delphi Automotive LLP’s acquisition of certain assets pursuant to the Bankruptcy Plan, and consequently, Delphi Automotive LLP should be treated as a domestic corporation for U.S. federal income tax purposes. Notwithstanding the issuance of the NOPA, we continue to believe, after consultation with counsel, that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes. We intend to vigorously contest the conclusions reached in the NOPA through the IRS’s administrative appeals process, and, if we are unable to reach a satisfactory resolution with the IRS, through litigation. Accordingly, we will continue to prepare and file our financial statements on the basis that neither Delphi Automotive LLP nor Delphi Automotive PLC is a domestic corporation for U.S. federal income tax purposes. We have not recorded any adjustments with respect to this matter, nor have we recorded any adjustments in connection with receiving the NOPA. However, while we believe that we should prevail, no assurance can be given that we will be able to reach a satisfactory resolution with the IRS or that, if we were to litigate, a court will agree with our position. Further, the ultimate resolution of this issue could take significant time and resources.
If these entities are treated as domestic corporations for U.S. federal income tax purposes, the Company will be subject to U.S. federal income tax on its worldwide taxable income, including distributions, as well as deemed income inclusions from some of its non-U.S. subsidiaries. This could have a material adverse impact on our income tax liability in the future. However, the Company may also benefit from deducting certain expenses that are currently not deducted in the U.S. As a U.S. company, any dividends we pay to non-U.S. shareholders could also be subject to U.S. federal income tax withholding at a rate of 30% (unless reduced or eliminated by an income tax treaty), and it is possible that tax may be withheld on such dividends in certain circumstances even before a final determination has been made with respect to the Company's U.S. income tax status. In addition, we could be liable for the failure by Delphi Automotive LLP to withhold U.S. federal income taxes on distributions to its non-U.S. members for periods beginning on or after the Acquisition Date. If we are unsuccessful in contesting the IRS’s assertion, we expect any unfavorable final outcome to adversely impact our tax position, most significantly in future periods, by increasing our effective tax rate to approximately 20% to 22%. For the year ended December 31, 2014, our effective tax rate was 16%. Although the outcome currently remains uncertain, the Company continues to maintain its position that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as a domestic corporation for U.S. tax purposes. Accordingly, no adjustment for this matter has been recorded as of December 31, 2014.

15. SHAREHOLDERS’ EQUITY AND NET INCOME PER SHARE
Net Income Per Share
Basic net income per share is computed by dividing net income attributable to Delphi by the weighted average number of ordinary shares outstanding during the period. Diluted net income per share reflects the weighted average dilutive impact of all potentially dilutive securities from the date of issuance and is computed using the treasury stock method by dividing net income attributable to Delphi by the diluted weighted average number of ordinary shares outstanding. For all periods presented, the calculation of net income per share contemplates the dilutive impacts, if any, of the Company’s share-based compensation plans. Refer to Note 21. Share-Based Compensation for additional information. For all periods presented, the effect of the VCP awards was anti-dilutive and therefore excluded from the calculation of diluted net income per share, as discussed in Note 21. Share-Based Compensation.
Weighted Average Shares
The following table illustrates net income per share attributable to Delphi and the weighted average shares outstanding used in calculating basic and diluted income per share:

	Year Ended December 31,
	2014	2013	2012
	(in millions, except per share data)
Numerator:
Income from continuing operations	$1,309	$1,170	$1,027
Income from discontinued operations	42	42	50
Net income attributable to Delphi	$1,351	$1,212	$1,077
Denominator:
Weighted average ordinary shares outstanding, basic	300.27	310.82	322.94
Dilutive shares related to RSUs	1.62	0.98	0.35
Weighted average ordinary shares outstanding, including dilutive shares	301.89	311.80	323.29

Basic net income per share:
Continuing operations	$4.36	$3.76	$3.19
Discontinued operations	0.14	0.14	0.15
Basic net income per share attributable to Delphi	$4.50	$3.90	$3.34
Diluted net income per share:
Continuing operations	$4.34	$3.75	$3.18
Discontinued operations	0.14	0.14	0.15
Diluted net income per share attributable to Delphi	$4.48	$3.89	$3.33
Anti-dilutive securities share impact	—	—	3.15
Share Repurchase Program
In January 2012, the Board of Directors authorized a share repurchase program of up to $300 million of ordinary shares, which was fully satisfied in September 2012. Subsequently, in September 2012, the Board of Directors authorized a share repurchase program of up to $750 million of ordinary shares, which was fully satisfied in April 2014. In January 2014, the Board of Directors authorized a share repurchase program of up to $1 billion of ordinary shares. This share repurchase program provides for share repurchases in the open market or in privately negotiated transactions, depending on share price, market conditions and other factors, as determined by the Company. This program commenced following the completion of the Company's September 2012 share repurchase program in April 2014.
A summary of the ordinary shares repurchased during the years ended December 31, 2014, 2013 and 2012 is as follows:

	Year Ended December 31,
	2014	2013	2012
Total number of shares repurchased	15,041,713	9,106,434	13,421,742
Average price paid per share	$68.05	$50.14	$30.02
Total (in millions)	$1,024	$457	$403
As of December 31, 2014, approximately $166 million of share repurchases remained available under the January 2014 share repurchase program. During the period from January 1, 2015 to February 5, 2015, the Company repurchased an additional $104 million worth of shares pursuant to a trading plan with set trading instructions established by the Company. As a result, approximately $62 million of share repurchases remain available under the January 2014 share repurchase program. All repurchased shares were retired, and are reflected as a reduction of ordinary share capital for the par value of the shares, with the excess applied as reductions to additional paid-in-capital and retained earnings.
New Share Repurchase Program
In January of 2015, the Board of Directors authorized a new share repurchase program of up to $1.5 billion of ordinary shares. This share repurchase program provides for share purchases in the open market or in privately negotiated transactions, depending on share price, market conditions and other factors, as determined by the Company. This program will commence following the completion of the January 2014 share repurchase program described above.
Dividends
On February 26, 2013, the Board of Directors approved the initiation of dividend payments on the Company's ordinary shares and declared a regular quarterly cash dividend. In January 2014, the Board of Directors increased the annual dividend rate from $0.68 to $1.00 per ordinary share. The Company declared and paid cash dividends per common share during the periods presented as follows:

	Dividend	Amount
	Per Share	(in millions)
2014:
Fourth quarter	$0.25	$73
Third quarter	0.25	75
Second quarter	0.25	76
First quarter	0.25	77
Total	$1.00	$301
2013:
Fourth quarter	$0.17	$52
Third quarter	0.17	53
Second quarter	0.17	53
First quarter	0.17	53
Total	$0.68	$211
In addition, in January 2015, the Board of Directors declared a regular quarterly cash dividend of $0.25 per ordinary share, payable on February 27, 2015 to shareholders of record at the close of business on February 18, 2015.
Other
Prior to the completion of the initial public offering on November 22, 2011, net income and other changes to membership interests were allocated to the respective outstanding classes based on the cumulative distribution provisions of the Fourth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP (the “Fourth LLP Agreement”).
Under the terms of the Fourth LLP Agreement, if cumulative distributions to the members of Delphi Automotive LLP under certain provisions of the Fourth LLP Agreement exceed $7.2 billion, Delphi, as disbursing agent on behalf of DPHH, is required to pay to the holders of allowed general unsecured claims against Old Delphi, $32.50 for every $67.50 in excess of $7.2 billion distributed to the members, up to a maximum amount of $300 million. This contingency is not considered probable of occurring as of December 31, 2014 and accordingly, no reserve has been recorded. Refer to Note 13. Commitments and Contingencies for additional information.

16. CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The changes in accumulated other comprehensive income (loss) attributable to Delphi (net of tax) are shown below. Other comprehensive income includes activity relating to discontinued operations.

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Foreign currency translation adjustments:
Balance at beginning of year	$(17)	$(62)	$(120)
Aggregate adjustment for the year	(316)	45	58
Balance at end of year	(333)	(17)	(62)

Gains (losses) on derivatives:
Balance at beginning of year	$2	$14	$(45)
Other comprehensive income before reclassifications (net tax effect of $32 million, $0 million and $33 million)	(92)	(14)	57
Reclassification to income (net tax effect of $1 million, $5 million and $0 million)	12	2	2
Balance at end of year	(78)	2	14

Pension and postretirement plans:
Balance at beginning of year	$(222)	$(189)	$(18)
Other comprehensive income before reclassifications (net tax effect of $24 million, $7 million and $57 million)	(117)	(40)	(171)
Reclassification to income (net tax effect of $2 million, $2 million and $0 million)	9	7	—
Balance at end of year	(330)	(222)	(189)

Accumulated other comprehensive (loss) income, end of year	$(741)	$(237)	$(237)

Reclassifications from accumulated other comprehensive income to income for the years ended December 31, 2014 and December 31, 2013 were as follows:

Reclassification out of Accumulated Other Comprehensive Income
Details about Accumulated Other Comprehensive Income Components	Year Ended December 31, 2014	Year Ended December 31, 2013	Affected Line Item in the Statement of Operations
	(in millions)
Gains (losses) on derivatives:
Commodity derivatives	$(17)	$(22)	Cost of sales
Foreign currency derivatives	4	23	Cost of sales
Foreign currency derivatives	—	2	Other income
	(13)	3	Income before income taxes
	1	(5)	Income tax expense
	(12)	(2)	Net income
	—	—	Net income attributable to noncontrolling interest
	$(12)	$(2)	Net income attributable to Delphi

Pension and postretirement plans:
Actuarial gains/(losses)	$(11)	$(9)	(1)
	(11)	(9)	Income before income taxes
	2	2	Income tax expense
	(9)	(7)	Net income
	—	—	Net income attributable to noncontrolling interest
	$(9)	$(7)	Net income attributable to Delphi

Total reclassifications for the year	$(21)	$(9)

(1)	These accumulated other comprehensive loss components are included in the computation of net periodic pension cost (see Note 12. Pension Benefits for additional details).

17. DERIVATIVES AND HEDGING ACTIVITIES
Delphi is exposed to market risk, such as fluctuations in foreign currency exchange rates, commodity prices and changes in interest rates, which may result in cash flow risks. To manage the volatility relating to these exposures, Delphi aggregates the exposures on a consolidated basis to take advantage of natural offsets. For exposures that are not offset within its operations, Delphi enters into various derivative transactions pursuant to its risk management policies, which prohibit holding or issuing derivative financial instruments for speculative purposes, and designation of derivative instruments is performed on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Delphi assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policy. As of December 31, 2014, Delphi has entered into derivative instruments to hedge cash flows extending out to March 2017.
As of December 31, 2014, the Company had the following outstanding notional amounts related to commodity and foreign currency forward contracts that were entered into to hedge forecasted exposures:

Commodity	Quantity Hedged	Unit of Measure	Notional Amount (Approximate USD Equivalent)
	(in thousands)		(in millions)
Copper	111,607	pounds	$325
Primary aluminum	22,730	pounds	20

Foreign Currency	Quantity Hedged	Unit of Measure	Notional Amount (Approximate USD Equivalent)
	(in millions)
Mexican Peso	13,235	MXN	$900
Polish Zloty	380	PLN	110
New Turkish Lira	220	TRY	95
Chinese Yuan Renminbi	469	CNY	75
Hungarian Forint	18,429	HUF	70
Brazilian Real	122	BRL	45
The Company had additional commodity and foreign currency forward contracts that individually amounted to less than $10 million. Additionally, during the year ended December 31, 2014, Delphi entered into and settled treasury rate lock agreements which were designated as cash flow hedges in anticipation of issuing the 2014 Senior Notes, as further discussed in Note 11. Debt. The impacts of these agreements and the related amount of hedge ineffectiveness were not material.
The fair value of derivative financial instruments recorded in the consolidated balance sheets as of December 31, 2014 and December 31, 2013 are as follows:

	Asset Derivatives		Liability Derivatives		Net Amounts of Assets and Liabilities Presented in the Balance Sheet
	Balance Sheet Location	December 31, 2014	Balance Sheet Location	December 31, 2014	December 31, 2014
	(in millions)
Designated derivatives instruments:
Commodity derivatives	Other current assets	$—	Accrued liabilities	$19
Foreign currency derivatives*	Accrued liabilities	3	Accrued liabilities	48	(45)
Commodity derivatives	Other long-term assets	—	Other long-term liabilities	8
Foreign currency derivatives*	Other long-term liabilities	2	Other long-term liabilities	34	(32)
Total		$5		$109
Derivatives not designated:
Foreign currency derivatives*	Accrued liabilities	$1	Accrued liabilities	$1	—
Total		$1		$1

	Asset Derivatives		Liability Derivatives		Net Amounts of Assets and Liabilities Presented in the Balance Sheet
	Balance Sheet Location	December 31, 2013	Balance Sheet Location	December 31, 2013	December 31, 2013
	(in millions)
Designated derivatives instruments:
Commodity derivatives	Other current assets	$2	Accrued liabilities	$9
Foreign currency derivatives*	Other current assets	16	Other current assets	3	13
Foreign currency derivatives*	Accrued liabilities	3	Accrued liabilities	10	(7)
Commodity derivatives	Other long-term assets	1	Other long-term liabilities	2
Foreign currency derivatives*	Other long-term assets	5	Other long-term assets	1	4
Foreign currency derivatives*	Other long-term liabilities	2	Other long-term liabilities	6	(4)
Total		$29		$31
Derivatives not designated:
Foreign currency derivatives*	Other current assets	$3	Other current assets	$3	—
Total		$3		$3
 * Derivative instruments within this category are subject to master netting arrangements and are presented on a net basis in the consolidated balance sheets in accordance with accounting guidance related to the offsetting of amounts related to certain contracts.
The fair value of Delphi’s derivative financial instruments was in a net liability position as of both December 31, 2014 and December 31, 2013.
The pre-tax effect of derivative financial instruments in the consolidated statement of operations and consolidated statement of comprehensive income for the year ended December 31, 2014 is as follows:

Year Ended December 31, 2014	Loss Recognized in OCI (Effective Portion)	(Loss) Gain Reclassified from OCI into Income (Effective Portion)	Gain Recognized in Income (Ineffective Portion Excluded from Effectiveness Testing)
	(in millions)
Designated derivatives instruments:
Commodity derivatives	$(38)	$(17)	$—
Foreign currency derivatives	(86)	4	1
Total	$(124)	$(13)	$1

Gain Recognized in Income
(in millions)
Derivatives not designated:
Commodity derivatives	$—
Foreign currency derivatives (1)	21
Total	$21
(1) Primarily relates to amounts recognized in other income, which offset the losses recognized due to the remeasurement of intercompany loans.

The pre-tax effect of derivative financial instruments in the consolidated statement of operations and consolidated statement of comprehensive income for the year ended December 31, 2013 is as follows:

Year Ended December 31, 2013	(Loss) Gain Recognized in OCI (Effective Portion)	(Loss) Gain Reclassified from OCI into Income (Effective Portion)	Gain Recognized in Income (Ineffective Portion Excluded from Effectiveness Testing)
	(in millions)
Designated derivatives instruments:
Commodity derivatives	$(25)	$(22)	$—
Foreign currency derivatives	11	25	—
Total	$(14)	$3	$—

Gain Recognized in Income
(in millions)
Derivatives not designated:
Commodity derivatives	$—
Foreign currency derivatives	1
Total	$1
The gain or loss reclassified from OCI into income for the effective portion of designated derivative instruments and the gain or loss recognized in income for the ineffective portion of designated derivative instruments excluded from effectiveness testing were recorded to other income, net and cost of goods sold in the consolidated statements of operations for the years ended December 31, 2014 and 2013. The gain or loss recognized in income for non-designated derivative instruments was recorded in other income, net and cost of goods sold for the years ended December 31, 2014 and 2013.
Gains and losses on derivatives qualifying as cash flow hedges are recorded in OCI, to the extent that hedges are effective, until the underlying transactions are recognized in earnings. Unrealized amounts in accumulated OCI will fluctuate based on changes in the fair value of hedge derivative contracts at each reporting period. Losses included in accumulated OCI as of December 31, 2014 were $106 million ($78 million, net of tax). Of this total, approximately $68 million is expected to be included in cost of sales within the next 12 months and $38 million is expected to be included in cost of sales in subsequent periods. Cash flow hedges are discontinued when Delphi determines it is no longer probable that the originally forecasted transactions will occur. The amount included in cost of sales related to hedge ineffectiveness was insignificant for the years ended December 31, 2014 and 2013, respectively.
As more fully disclosed in Note 20. Acquisitions and Divestitures, Delphi completed the acquisition of MVL on October 26, 2012. In conjunction with that transaction, in June 2012, the Company entered into option contracts with notional amounts totaling €250 million to hedge portions of the currency risk associated with the cash payment for the planned acquisition at a cost of $9 million. Pursuant to the requirements of ASC 815, Derivatives and Hedging, the options are unable to qualify as hedges for accounting purposes, and therefore, changes in the fair value of the options are recognized in other income (expense), net. The options were sold in October 2012 in conjunction with the closing of the transaction. In the year ended December 31, 2012, the change in fair value resulted in a $3 million loss.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair Value Measurements
Fair Value Measurements on a Recurring Basis
All derivative instruments are required to be reported on the balance sheet at fair value unless the transactions qualify and are designated as normal purchases or sales. Changes in fair value are reported currently through earnings unless they meet hedge accounting criteria. Delphi’s derivative exposures are with counterparties with long-term investment grade credit ratings. Delphi estimates the fair value of its derivative contracts using an income approach based on valuation techniques to convert future amounts to a single, discounted amount. Estimates of the fair value of foreign currency and commodity derivative instruments are determined using exchange traded prices and rates. Delphi also considers the risk of non-performance in the estimation of fair value, and includes an adjustment for non-performance risk in the measure of fair value of derivative instruments. The non-performance risk adjustment reflects the credit default spread (“CDS”) applied to the net commodity by counterparty and foreign currency exposures by counterparty. When Delphi is in a net derivative asset position, the counterparty CDS rates are applied to the net derivative asset position. When Delphi is in a net derivative liability position, estimates of peer companies’ CDS rates are applied to the net derivative liability position.
In certain instances where market data is not available, Delphi uses management judgment to develop assumptions that are used to determine fair value. This could include situations of market illiquidity for a particular currency or commodity or where observable market data may be limited. In those situations, Delphi generally surveys investment banks and/or brokers and utilizes the surveyed prices and rates in estimating fair value.
As of December 31, 2014 and December 31, 2013, Delphi was in a net derivative liability position of $104 million and $2 million, respectively, and no significant adjustments were recorded for nonperformance risk based on the application of peer companies’ CDS rates and because Delphi’s exposures were to counterparties with investment grade credit ratings.
As described in Note 20. Acquisitions and Divestitures, as of December 31, 2014, additional contingent consideration may be earned as a result of Delphi's acquisition agreement for Antaya. The measurement of the liability for this contingent consideration is based on significant inputs that are not observable in the market, and is therefore classified as a Level 3 measurement in accordance with ASU Topic 820-10-35. Examples of utilized unobservable inputs are estimated future earnings of Antaya and applicable discount rates. The estimate of the liability may fluctuate if there are changes in the forecast of Antaya's future earnings or as a result of actual earnings levels achieved. The liability was classified within Other long-term liabilities in the consolidated balance sheet at December 31, 2014. Any changes in the fair value of this liability will be recognized within Other income (expense) in the consolidated statement of operations.
As of December 31, 2014 and December 31, 2013, Delphi had the following assets measured at fair value on a recurring basis:

	Total	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(in millions)
As of December 31, 2014
Commodity derivatives	$—	$—	$—	$—
Foreign currency derivatives	—	—	—	—
Total	$—	$—	$—	$—
As of December 31, 2013
Commodity derivatives	$3	$—	$3	$—
Foreign currency derivatives	17	—	17	—
Total	$20	$—	$20	$—
As of December 31, 2014 and December 31, 2013, Delphi had the following liabilities measured at fair value on a recurring basis:

	Total	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(in millions)
As of December 31, 2014
Commodity derivatives	$27	$—	$27	$—
Foreign currency derivatives	77	—	77	—
Contingent consideration	11	—	—	$11
Total	$115	$—	$104	$11
As of December 31, 2013
Commodity derivatives	$11	$—	$11	$—
Foreign currency derivatives	11	—	11	—
Total	$22	$—	$22	$—

The changes in the contingent consideration liability classified as a Level 3 measurement were as follows:

Year Ended December 31,
2014
(in millions)
Beginning of year	$—
Additions	11
Payments	—
Measurement adjustments	—
End of year	$11
Financial Instruments
Delphi’s non-derivative financial instruments include cash and cash equivalents, accounts and notes receivable, accounts payable, as well as debt, which consists of its accounts receivable factoring arrangements, capital leases and other debt issued by Delphi’s non-U.S. subsidiaries, the Tranche A Term Loan, the outstanding 2011 Senior Notes, the 2013 Senior Notes and the 2014 Senior Notes. The fair value of debt is based on quoted market prices for instruments with public market data or significant other observable inputs for instruments without a quoted public market price (Level 2). As of December 31, 2014 and December 31, 2013, total debt was recorded at $2,451 million and $2,412 million, respectively, and had estimated fair values of $2,567 million and $2,519 million, respectively. For all other financial instruments recorded at December 31, 2014 and December 31, 2013, fair value approximates book value.
Fair Value Measurements on a Nonrecurring Basis
In addition to items that are measured at fair value on a recurring basis, Delphi also has items in its balance sheet that are measured at fair value on a nonrecurring basis. As these items are not measured at fair value on a recurring basis, they are not included in the tables above. Nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis include long-lived assets, intangible assets, asset retirement obligations, share-based compensation and liabilities for exit or disposal activities measured at fair value upon initial recognition. During the year ended December 31, 2014, Delphi recorded non-cash asset impairment charges of $5 million in cost of sales and $2 million in selling, general and administrative expense related to declines in the fair values of certain fixed assets and for capitalized software no longer being utilized. No significant impairment charges were recorded during the year ended December 31, 2013, and non-cash asset impairment charges of $15 million were recognized in cost of sales during the year ended December 31, 2012 related to long-lived assets held for use in conjunction with a European restructuring program implemented in that period. Fair value of long-lived assets is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved and a review of appraisals. As such, Delphi has determined that the fair value measurements of long-lived assets fall in Level 3 of the fair value hierarchy.

19. OTHER INCOME, NET
Other income, net included:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Interest income	$10	$14	$17
Loss on extinguishment of debt	(34)	(39)	(1)
Costs associated with acquisitions	(6)	—	(13)
Gain on insurance recovery	14	—	—
Other, net	8	7	2
Other (expense) income, net	$(8)	$(18)	$5
As further discussed in Note 11. Debt, during the year ended December 31, 2014, Delphi redeemed for cash the entire aggregate principal amount outstanding of the 5.875% Senior Notes and repaid a portion of its indebtedness on the Tranche A Term Loan, resulting in a loss on extinguishment of debt of approximately $34 million. Additionally, during the year ended December 31, 2014, Delphi incurred approximately $6 million in transaction costs related to its 2014 acquisitions, which are further discussed in Note 20. Acquisitions and Divestitures. Delphi also reached a final settlement with its insurance carrier related to a business interruption insurance claim, and received proceeds from this settlement of approximately $14 million, net of related costs and expenses.
During the year ended December 31, 2013, Delphi amended its Credit Agreement and repaid the entire balance of the Tranche B Term Loan from the Original Credit Agreement, resulting in a loss on extinguishment of debt of $39 million.
During the year ended December 31, 2012, Delphi incurred approximately $13 million in transaction costs related to the acquisition of MVL that was completed in October 2012.

20. ACQUISITIONS AND DIVESTITURES
Sale of Thermal Systems Business
In the first quarter of 2015, the Company entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business. The Company also committed to a plan to dispose of its interests in two joint ventures which were previously reported within the Thermal Systems segment. Accordingly, the Company has determined that the Thermal Systems business met the criteria to be classified as a discontinued operation as of March 31, 2015. Refer to Note 25. Discontinued Operations for further disclosure related to the Company's discontinued operations.
Acquisition of Antaya Technologies Corporation
On October 31, 2014, the Company acquired 100% of the share capital of Antaya Technologies Corporation (“Antaya”), a leading manufacturer of on-glass connectors to the global automotive industry for an estimated transaction value of approximately $151 million. Antaya has a global footprint with locations in Asia, Europe and North America. The Company paid $140 million at closing, with an additional cash payment of up to $40 million due upon the achievement of certain financial performance metrics over a 3-year period ending October 31, 2017. The range of the undiscounted amounts the Company could be required to pay for this earn-out payment is between $0 and $40 million. The Company determined the fair value of the liability for the contingent consideration based on a probability-weighted discounted cash flow analysis using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of market participant assumptions. Any future changes to the fair value of the contingent consideration will be determined each period and recorded to Other income (expense) in the consolidated statement of operations. As of the closing date of the acquisition, the contingent consideration was assigned a preliminary fair value of approximately $11 million, and was classified within Other long-term liabilities in the consolidated balance sheet at December 31, 2014. The results of operations of Antaya have been included in the accompanying consolidated statements of operations from the date of acquisition within the Electrical/Electronic Architecture segment.
The acquisition was accounted for as a business combination, with the total purchase price allocated on a preliminary basis using information available, in the fourth quarter of 2014. The preliminary purchase price and related allocation to the acquired net assets of Antaya based on their estimated fair values is shown below (in millions):
Assets acquired and liabilities assumed

Purchase price, cash consideration	$140
Purchase price, fair value of contingent consideration	11
Total purchase price	$151

Definite-lived intangible assets	$75
Other assets purchased and liabilities assumed, net	(17)
Identifiable net assets acquired	58
Goodwill resulting from purchase	93
Total purchase price allocation	$151
Intangible assets include amounts recognized for the fair value of customer-based and technology-related assets, and will be amortized over their useful lives of approximately 14 years. The fair value of these assets was generally estimated utilizing income and market approaches. The Company acquired Antaya utilizing cash on hand.

The purchase price and related allocation could be revised as a result of adjustments made to the purchase price, additional information obtained regarding liabilities assumed, including, but not limited to, contingent liabilities and certain tax attributes.
The pro forma effects of this acquisition would not materially impact the Company's reported results for any period presented, and as a result no pro forma financial statements were presented.
Acquisition of Unwired Holdings, Inc.
On October 1, 2014, Delphi acquired 100% of the equity interests of Unwired Holdings, Inc., ("Unwired"), a media connectivity module supplier to the global automotive industry, for $190 million, net of approximately $19 million for acquired cash, excess net working capital and certain tax benefits, which are subject to certain post-closing adjustments. The results of operations of Unwired have been included in the accompanying consolidated statements of operations from the date of acquisition within the Electrical/Electronic Architecture segment.
The acquisition was accounted for as a business combination, with the total purchase price allocated on a preliminary basis using information available, in the fourth quarter of 2014. The preliminary purchase price and related allocation to the acquired net assets of Unwired based on their estimated fair values is shown below (in millions):
Assets acquired and liabilities assumed

Purchase price, cash consideration	$190
Purchase price, acquired cash, excess net working capital and certain tax benefits	19
Total purchase price	$209

Definite-lived intangible assets	$63
Other assets purchased and liabilities assumed, net	20
Identifiable net assets acquired	83
Goodwill resulting from purchase	126
Total purchase price allocation	$209
The acquired other intangible assets include both developed technology and customer relationships, and will be amortized over their estimated useful lives of approximately 10 years. The fair value of these assets was generally estimated utilizing income and market approaches. The Company acquired Unwired utilizing cash on hand.
The purchase price and related allocation could be revised as a result of adjustments made to the purchase price, additional information obtained regarding liabilities assumed, including, but not limited to, contingent liabilities and certain tax attributes.
The pro forma effects of this acquisition would not materially impact the Company's reported results for any period presented, and as a result no pro forma financial statements were presented.
Acquisition of Motorized Vehicles Division of FCI
On October 26, 2012, Delphi acquired 100% of the equity interests of MVL for €765 million, or approximately $1 billion based on exchange rates on the acquisition date. MVL, a leading global manufacturer of automotive connection systems with a focus on high-value, leading technology applications, is based in Guyancourt, France, had 2011 sales of €692 million (approximately 12% to Delphi that will be eliminated on a consolidated basis) and global operations. The operating results of MVL are reported within the Electrical/Electronic Architecture segment from the date of acquisition.
Upon completing the acquisition, Delphi incurred related transaction expenses totaling approximately $13 million, which were recorded in other expenses in the statement of operations. The cash payments required to close the transaction were funded using existing cash on hand, including $363 million drawn under the Credit Agreement and additional European factoring.
The acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis using information available, in the fourth quarter of 2012. The purchase price and related allocation were finalized in the three months ended March 31, 2013. The final purchase price and related allocation are shown below (in millions):

Assets acquired and liabilities assumed

Purchase price, net of cash acquired	$978

Property, plant and equipment	$249
Intangible assets	278
Other assets purchased and liabilities assumed, net	(7)
Identifiable net assets acquired	520
Goodwill resulting from purchase	458
Total purchase price allocation	$978
Intangible assets include estimated amounts recognized for the fair value of customer-based and technology-related assets. It is currently estimated that these intangible assets have a weighted average useful life of approximately 12 years. The valuation of the intangible assets acquired was based on management's estimates, available information, and reasonable and supportable assumptions. The fair value of these assets was generally estimated based on utilizing income and market approaches.
The pro forma effects of this acquisition would not materially impact the Company's reported results for any period presented, and as a result no pro forma financial statements were presented.
Sale of Italian Thermal Special Application Business
On April 30, 2012, Delphi completed the sale of its Thermal Special Application business located in Italy. The net sales of this business were approximately $23 million for the period from January 1 to April 30, 2012. Delphi received net proceeds of $14 million from the sale and recognized a gain on divestiture of $4 million, which is included in cost of sales in the consolidated statement of operations for the year ended December 31, 2012. The results of operations, including the gain on divestiture were not significant to the consolidated financial statements in any period presented, and the divestiture did not meet the discontinued operations criteria.
Purchase of Noncontrolling Interest in JV
In February 2012, Delphi’s Powertrain segment completed the acquisition of the remaining ownership interest in a majority-owned joint venture for a purchase price of $16 million. The acquisition was not material to the Company’s consolidated financial statements. Delphi previously had effective control of the joint venture and consolidated its results. The acquisition resulted in the elimination of the non-controlling interest.
Other
During the year ended December 31, 2013, Delphi executed an asset purchase agreement to acquire certain assets, consisting primarily of machinery and equipment at fair value, from Delphi Packard Electric Systems Co., Ltd., a majority-owned joint venture, for approximately $174 million. Delphi previously had effective control of the joint venture and consolidated its results. The acquisition was accounted for as a common control transaction at carrying amounts, with the excess of the consideration paid over the carrying value of the assets acquired attributable to the non-controlling interest of the joint venture recorded as a decrease in the additional paid-in capital of the Company.
During the year ended December 31, 2013, Delphi sold a European manufacturing facility that was closed as a result of its overall restructuring program, and received proceeds of approximately $20 million and recognized a gain on the disposal of approximately $11 million in cost of sales.

21. SHARE-BASED COMPENSATION
Long Term Incentive Plan
In November 2011, the PLC LTIP was established, which allowed for the grant of awards of up to 22,977,116 ordinary shares for long-term compensation. As of December 31, 2014, there were 18.9 million ordinary shares available for grant under the PLC LTIP. The PLC LTIP is designed to align the interests of management and shareholders. The awards can be in the form of shares, options, stock appreciation rights, restricted stock, RSUs, performance awards, and other share-based awards to the employees, directors, consultants and advisors of the Company. In 2012, 2013 and 2014, the Company awarded annual long-term grants of RSUs under the PLC LTIP to align management compensation with Delphi's overall business strategy. The Company has competitive and market appropriate share holding requirements. All of the RSUs granted under the PLC LTIP are eligible to receive dividend equivalents for any dividend paid from the grant date through the vesting date. Dividend equivalents are generally paid out in ordinary shares upon vesting of the underlying RSUs. Amounts disclosed within this note include amounts attributable to the Company's discontinued operations, unless otherwise noted.
On June 13, 2012, 51,003 RSUs granted to the Board of Directors on November 22, 2011 vested. The grant date fair value was approximately $1 million, and was determined based on the closing price of the Company’s ordinary shares on November 22, 2011. Upon settlement of the RSUs, 51,003 ordinary shares were issued to members of the Board of Directors at a fair value of approximately $1 million, of which 1,020 ordinary shares were withheld to cover the minimum U.K. withholding taxes.
On June 14, 2012, Delphi granted 64,459 RSUs to the Board of Directors at a grant date fair value of approximately $2 million. The grant date fair value was determined based on the closing price of the Company’s ordinary shares on June 14, 2012. The RSUs vested on April 24, 2013 and 64,713 ordinary shares, which included shares issued in connection with dividend equivalents, were issued to members of the Board of Directors at a fair value of approximately $3 million. 7,691 ordinary shares were withheld to cover the minimum U.K. withholding taxes.
On April 25, 2013 Delphi granted 37,674 RSUs to the Board of Directors at a grant date fair value of approximately $2 million. The grant date fair value was determined based on the closing price of the Company's ordinary shares on April 25, 2013. The RSUs vested on April 2, 2014, the day before the 2014 annual meeting of shareholders.
On April 3, 2014, Delphi granted 24,144 RSUs to the Board of Directors at a grant date fair value of approximately $2 million. The grant date fair value was determined based on the closing price of the Company's ordinary shares on April 3, 2014.
The RSUs will vest on April 22, 2015, the day before the 2015 annual meeting of shareholders.
In February 2012, Delphi granted approximately 1.88 million RSUs to its executives. These awards include a time-based vesting portion and a performance-based vesting portion. The time-based RSUs, which make up 25% of the awards for Delphi’s officers and 50% for Delphi’s other executives, will vest ratably over three years beginning on the first anniversary of the grant date. The performance-based RSUs, which make up 75% of the awards for Delphi’s officers and 50% for Delphi’s other executives, vested at the completion of a three-year performance period at the end of 2014.
In February 2013, under the time-based vesting terms of the 2012 grant, 218,070 ordinary shares were issued to Delphi executives at a fair value of $9 million, of which 78,692 ordinary shares were withheld to cover withholding taxes.
In February 2013, Delphi granted approximately 1.45 million RSUs to its executives. These awards include time and performance-based components and vesting terms similar to the 2012 awards described above, as well as continuity awards. The time-based RSUs will vest ratably over three years beginning on the first anniversary of the grant date and the performance-based RSUs will vest at the completion of a three-year performance period at the end of 2015 if certain targets are met.
In February 2014, under the time-based vesting terms of the 2012 and 2013 grants, 365,930 ordinary shares were issued to Delphi executives at a fair value of $23 million, of which 131,913 ordinary shares were withheld to cover minimum withholding taxes.
In February 2014, Delphi granted approximately 0.8 million RSUs to its executives. These awards include time and performance-based components and vesting terms similar to the 2013 awards described above. The time-based RSUs will vest ratably over three years beginning on the first anniversary of the grant date and the performance-based RSUs will vest at the completion of a three-year performance period at the end of 2016 if certain targets are met.
Any new executives hired after the annual executive RSU grant date may be eligible to participate in the PLC LTIP. Any off cycle grants made for new hires will be valued at their grant date fair value based on the closing price of the Company's ordinary shares on the date of such grant.
Each executive will receive between 0% and 200% of his or her target performance-based award based on the Company’s performance against established company-wide performance metrics, which are:

Metric	2014 Grant	2013 Grant	2012 Grant
Average return on net assets (1)	50%	50%	50%
Cumulative net income	N/A	N/A	30%
Cumulative earnings per share (2)	30%	30%	N/A
Relative total shareholder return (3)	20%	20%	20%

(1)
Average return on net assets is measured by tax-affected operating income divided by average net working capital plus average net property, plant and equipment for each calendar year during the respective performance period.

(2)	Cumulative earnings per share is measured by net income attributable to Delphi divided by the weighted average number of diluted shares outstanding for the respective three-year performance period.

(3)
Relative total shareholder return is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of the end of the performance period to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of the year preceding the grant, including dividends, and assessed against a comparable measure of competitor and peer group companies.

The grant date fair value of the RSUs was determined based on the closing price of the Company’s ordinary shares on the date of the grant of the award, including an estimate for forfeitures, and a contemporaneous valuation performed by an independent valuation specialist with respect to the relative total shareholder return awards. Based on the target number of awards issued for the February 2014, 2013 and 2012 grants, the fair value at grant date was estimated to be approximately $53 million, $60 million and $59 million, respectively.
A summary of activity, including award grants, vesting and forfeitures is provided below:

	RSUs	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested, January 1, 2012	51	$19.90
Granted	1,953	31.08
Vested	(51)	19.90
Forfeited	(54)	30.81
Nonvested, January 1, 2013	1,899	31.09
Granted	1,526	41.72
Vested	(285)	29.26
Forfeited	(222)	34.55
Nonvested, December 31, 2013	2,918	36.55
Granted	1,278	57.27
Vested	(1,736)	33.14
Forfeited	(186)	41.69
Nonvested, December 31, 2014	2,274	50.38
As of December 31, 2014, there were approximately 1,331 thousand performance-based RSUs, with a weighted average grant date fair value of $32.42, that were vested but not yet distributed.
Delphi recognized compensation expense of $76 million ($58 million, net of tax), $46 million ($35 million, net of tax) and $20 million ($15 million net of tax) based on the Company’s best estimate of ultimate performance against the respective targets during the years ended December 31, 2014, 2013 and 2012, respectively. Delphi will continue to recognize compensation expense, based on the grant date fair value of the awards applied to the Company’s best estimate of ultimate performance against the respective targets, over the requisite vesting periods of the awards. Based on the grant date fair value of the awards and the Company’s best estimate of ultimate performance against the respective targets as of December 31, 2014, unrecognized compensation expense on a pretax basis of approximately $69 million is anticipated to be recognized over a weighted average period of approximately 2 years. For the years ended December 31, 2014, 2013 and 2012, respectively, approximately $8 million, $3 million, and $0 million of cash was paid and reflected as a financing activity in the statements of cash flows related to the minimum statutory tax withholding for vested RSUs.
Value Creation Plan
During the second quarter of 2010, the Board of Managers approved and authorized the VCP, a long-term incentive plan designed to assist the Company in attracting, retaining, motivating and rewarding key employees of the Company and promoting the creation of long-term value. Participants were granted an award in September 2010 for the performance period ending December 31, 2012. Each individual participant’s target value was based on the participants’ level of responsibility within the Company and the country in which the participant is located. The awards cliff vested on December 31, 2012, the end of the performance period. In the event of a qualified termination, as defined in the VCP, prior to December 31, 2012, the participant would have vested in a pro-rata percentage of their award as of the termination date. For any other termination, the award would have been forfeited.
Approximately $200 million of the VCP awards were settled in cash during the year ended December 31, 2012 and approximately $31 million (including $11 million of taxes to be paid) that remained in accrued liabilities as of December 31,

2012 related to certain legal entities was paid out in the first quarter of 2013. Final settlement of the awards for Delphi's officers was comprised of a combination of cash and ordinary shares. On December 31, 2012, 717,230 ordinary shares were issued to Delphi's officers, of which 290,798 ordinary shares were withheld to cover U.S. withholding taxes. For the years ended December 31, 2014, 2013 and 2012, respectively, approximately $0 million, $11 million and $0 million of cash was paid and reflected as a financing activity in the statements of cash flows related to the minimum statutory tax withholding for the vested ordinary shares. Delphi recognized compensation expense based on estimates of the enterprise value over the requisite vesting periods of the awards. Compensation expense recognized during the years ended December 31, 2014, 2013, and 2012 totaled $0 million ($0 million, net of tax), $0 million ($0 million, net of tax) and $140 million ($112 million, net of tax), respectively.
The VCP awards were accounted for as liability awards pursuant to FASB ASC 718, Compensation-Stock Compensation. Estimating the fair value of the liability awards under the VCP required assumptions regarding the Company’s enterprise value. Prior to public quoted market prices for averages to determine fair value estimates for the VCP, the fair market value of the liability awards was based on contemporaneous valuations performed by an independent valuation specialist, utilizing generally accepted valuation approaches.
Significant Factors, Assumptions and Methodologies Used in Estimating Fair Value of Enterprise Value for VCP Awards
The estimated fair value of the liability awards under the VCP were based on contemporaneous valuations performed periodically by an independent valuation specialist. The VCP valuation utilized appropriate weighting of the market and income approaches.
Market Approach: The market approach measures the value of a company through analysis of recent sales or offerings of comparable companies. Based on analysis of guideline public companies and guideline merged or acquired companies, Delphi utilized 2010 EBITDA and 2011 EBITDA multiples of 4.5x-6.25x to value the VCP awards in periods prior to the completion of the initial public offering.
In addition to the guideline public company and guideline merged or acquired company approaches, the Company considered the trading price of its Class B membership interests by qualified institutional investors in determining the enterprise value of the Company in periods prior to the completion of the initial public offering.
Income Approach: The income approach derives the value of a company based on assumptions about the company’s future stream of cash flows. Delphi provided its independent valuation specialist with projected net sales, expenses and cash flows for the years ended December 31, 2010, 2011, 2012 and 2013 for the VCP awards. These financial projections represented management’s best estimate at the time of the contemporaneous valuations. Discount rates used to determine the present value of future cash flows were based on the weighted average cost of capital, which ranged from 11.6%-13.7%.

22. SUPPLEMENTAL GUARANTOR AND NON-GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
Basis of Presentation
In May 2011, Delphi Corporation issued the 2011 Senior Notes in a transaction exempt from registration under Rule 144A and Regulation S of the Securities Act. The 2011 Senior Notes were exchanged for registered notes in an exchange offer completed in May 2012, and as more fully described in Note 8. Debt, the 5.875% Senior Notes were redeemed and extinguished in March 2014. Additionally, in February 2013 and March 2014, Delphi Corporation issued senior notes registered under the Securities Act. As of December 31, 2014, all series of the outstanding senior notes have been issued by Delphi Corporation (the “Subsidiary Issuer/Guarantor”), a 100% owned subsidiary of Delphi Automotive PLC (the "Parent"), and are fully and unconditionally guaranteed by certain of its direct and indirect parent companies, which are directly or indirectly 100% owned by Delphi Automotive PLC, (the “Subsidiary Guarantors”) on a joint and several basis, subject to customary release provisions (other than in the case of Delphi Automotive PLC). All other consolidated direct and indirect subsidiaries of Delphi Automotive PLC are not subject to the guarantees (“Non-Guarantor Subsidiaries”). Prior to 2014, certain additional direct and indirect subsidiaries of Delphi Automotive PLC, which are directly or indirectly 100% owned by Delphi Automotive PLC, fully and unconditionally guaranteed all series of the outstanding senior notes. However, all such guarantees of Delphi Corporation's subsidiaries were released during the first quarter of 2014 because such guarantors no longer guaranteed the Credit Agreement. Refer to Note 11. Debt for more information.
In March 2015, Delphi Automotive PLC issued the 2015 Senior Notes in a transaction registered under the Securities Act. The 2015 Senior Notes are fully and unconditionally guaranteed on a joint and several basis, subject to customary release provisions, by certain of Delphi Automotive PLC's direct and indirect subsidiary companies (the “Subsidiary Guarantors”), and Delphi Corporation, each of which are directly or indirectly 100% owned by Delphi Automotive PLC. All other consolidated direct and indirect subsidiaries of Delphi Automotive PLC are not subject to the guarantee (“Non-Guarantor Subsidiaries”). The presentation of the supplemental guarantor and non-guarantor condensed consolidating financial statements has been revised to present these statements on the basis resulting from the issuance of the 2015 Senior Notes in March 2015. The historical presentation of certain intercompany accounts and activity within the supplemental guarantor condensed consolidating financial statements has been revised to be consistent with the presentation as of December 31, 2014.
In lieu of providing separate audited financial statements for the Guarantors, the Company has included the accompanying condensed consolidating financial statements. These condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the parent’s share of the subsidiary’s cumulative results of operations, capital contributions and distributions and other equity changes. The Non-Guarantor Subsidiaries are combined in the condensed consolidating financial statements. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions.
Statement of Operations Year Ended December 31, 2014

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$—	$15,499	$—	$15,499
Operating expenses:
Cost of sales	—	—	—	12,471	—	12,471
Selling, general and administrative	51	—	—	985	—	1,036
Amortization	—	—	—	94	—	94
Restructuring	—	—	—	140	—	140
Total operating expenses	51	—	—	13,690	—	13,741
Operating (loss) income	(51)	—	—	1,809	—	1,758
Interest (expense) income	(24)	(33)	(188)	(74)	184	(135)
Other income (expense), net	6	68	25	78	(185)	(8)
(Loss) income from continuing operations before income taxes and equity income	(69)	35	(163)	1,813	(1)	1,615
Income tax benefit (expense)	—	—	60	(315)	—	(255)
(Loss) income from continuing operations before equity income	(69)	35	(103)	1,498	(1)	1,360
Equity in net income of affiliates	—	—	—	20	—	20
Equity in net income (loss) of subsidiaries	1,420	1,385	315	—	(3,120)	—
Income (loss) from continuing operations	1,351	1,420	212	1,518	(3,121)	1,380
Income from discontinued operations, net of tax	—	—	—	60	—	60
Net income (loss)	1,351	1,420	212	1,578	(3,121)	1,440
Net income attributable to noncontrolling interest	—	—	—	89	—	89
Net income (loss) attributable to Delphi	$1,351	$1,420	$212	$1,489	$(3,121)	$1,351

Statement of Operations Year Ended December 31, 2013

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$—	$15,051	$—	$15,051
Operating expenses:
Cost of sales	—	—	—	12,274	—	12,274
Selling, general and administrative	87	—	—	829	—	916
Amortization	—	—	—	97	—	97
Restructuring	—	—	—	137	—	137
Total operating expenses	87	—	—	13,337	—	13,424
Operating (loss) income	(87)	—	—	1,714	—	1,627
Interest (expense) income	(25)	(33)	(194)	(75)	184	(143)
Other income (expense), net	6	67	25	68	(184)	(18)
(Loss) income from continuing operations before income taxes and equity income	(106)	34	(169)	1,707	—	1,466
Income tax (expense) benefit	(5)	—	62	(297)	—	(240)
(Loss) income from continuing operations before equity income	(111)	34	(107)	1,410	—	1,226
Equity in net income of affiliates	—	—	—	15	—	15
Equity in net income (loss) of subsidiaries	1,323	1,289	326	—	(2,938)	—
Income (loss) from continuing operations	1,212	1,323	219	1,425	(2,938)	1,241
Income from discontinued operations, net of tax	—	—	—	60	—	60
Net income (loss)	1,212	1,323	219	1,485	(2,938)	1,301
Net income attributable to noncontrolling interest	—	—	—	89	—	89
Net income (loss) attributable to Delphi	$1,212	$1,323	$219	$1,396	$(2,938)	$1,212

Statement of Operations Year Ended December 31, 2012

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$—	$14,070	$—	$14,070
Operating expenses:
Cost of sales	—	—	—	11,566	—	11,566
Selling, general and administrative	222	—	—	653	—	875
Amortization	—	—	—	76	—	76
Restructuring	—	—	—	163	—	163
Total operating expenses	222	—	—	12,458	—	12,680
Operating (loss) income	(222)	—	—	1,612	—	1,390
Interest (expense) income	(11)	(63)	(180)	(68)	186	(136)
Other income (expense), net	5	55	97	34	(186)	5
(Loss) income from continuing operations before income taxes and equity income	(228)	(8)	(83)	1,578	—	1,259
Income tax (expense) benefit	(3)	—	31	(202)	—	(174)
(Loss) income from continuing operations before equity income	(231)	(8)	(52)	1,376	—	1,085
Equity in net income of affiliates	—	—	—	10	—	10
Equity in net income (loss) of subsidiaries	1,308	1,316	409	—	(3,033)	—
Income (loss) from continuing operations	1,077	1,308	357	1,386	(3,033)	1,095
Income from discontinued operations, net of tax	—	—	—	65	—	65
Net income (loss)	1,077	1,308	357	1,451	(3,033)	1,160
Net income attributable to noncontrolling interest	—	—	—	83	—	83
Net income (loss) attributable to Delphi	$1,077	$1,308	$357	$1,368	$(3,033)	$1,077
Statement of Comprehensive Income Year Ended December 31, 2014

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net income (loss)	$1,351	$1,420	$212	$1,578	$(3,121)	$1,440
Other comprehensive loss:
Currency translation adjustments	—	—	—	(325)	—	(325)
Net change in unrecognized loss on derivative instruments, net of tax	—	—	—	(80)	—	(80)
Employee benefit plans adjustment, net of tax	—	—	—	(108)	—	(108)
Other comprehensive loss	—	—	—	(513)	—	(513)
Equity in other comprehensive (loss) income of subsidiaries	(504)	(573)	(50)	—	1,127	—
Comprehensive income (loss)	847	847	162	1,065	(1,994)	927
Comprehensive income attributable to noncontrolling interests	—	—	—	80	—	80
Comprehensive income (loss) attributable to Delphi	$847	$847	$162	$985	$(1,994)	$847

Statement of Comprehensive Income Year Ended December 31, 2013

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net income (loss)	$1,212	$1,323	$219	$1,485	$(2,938)	$1,301
Other comprehensive income:
Currency translation adjustments	—	—	—	49	—	49
Net change in unrecognized loss on derivative instruments, net of tax	—	—	—	(12)	—	(12)
Employee benefit plans adjustment, net of tax	—	—	—	(33)	—	(33)
Other comprehensive income	—	—	—	4	—	4
Equity in other comprehensive (loss) income of subsidiaries	—	(111)	(13)	—	124	—
Comprehensive income (loss)	1,212	1,212	206	1,489	(2,814)	1,305
Comprehensive income attributable to noncontrolling interests	—	—	—	93	—	93
Comprehensive income (loss) attributable to Delphi	$1,212	$1,212	$206	$1,396	$(2,814)	$1,212
Statement of Comprehensive Income Year Ended December 31, 2012

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net income (loss)	$1,077	$1,308	$357	$1,451	$(3,033)	$1,160
Other comprehensive loss:
Currency translation adjustments	—	—	—	60	—	60
Net change in unrecognized gain on derivative instruments, net of tax	—	—	—	59	—	59
Employee benefit plans adjustment, net of tax	—	—	—	(171)	—	(171)
Other comprehensive loss	—	—	—	(52)	—	(52)
Equity in other comprehensive (loss) income of subsidiaries	(54)	(285)	54	—	285	—
Comprehensive income (loss)	1,023	1,023	411	1,399	(2,748)	1,108
Comprehensive income attributable to noncontrolling interests	—	—	—	85	—	85
Comprehensive income (loss) attributable to Delphi	$1,023	$1,023	$411	$1,314	$(2,748)	$1,023

Balance Sheet as of December 31, 2014

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$9	$1	$—	$849	$—	$859
Restricted cash	—	—	—	1	—	1
Accounts receivable, net	—	—	—	2,400	—	2,400
Intercompany receivables, current	88	198	1,397	2,046	(3,729)	—
Inventories	—	—	—	1,013	—	1,013
Other current assets	—	—	—	567	—	567
Current assets held for sale	—	—	—	384	—	384
Total current assets	97	199	1,397	7,260	(3,729)	5,224
Long-term assets:
Intercompany receivables, long-term	—	775	947	1,519	(3,241)	—
Property, net	—	—	—	3,021	—	3,021
Investments in affiliates	—	—	—	98	—	98
Investments in subsidiaries	5,215	6,071	1,644	—	(12,930)	—
Intangible assets, net	—	—	—	1,384	—	1,384
Other long-term assets	—	—	42	466	—	508
Long-term assets held for sale	—	—	—	511	—	511
Total long-term assets	5,215	6,846	2,633	6,999	(16,171)	5,522
Total assets	$5,312	$7,045	$4,030	$14,259	$(19,900)	$10,746
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$—	$—	$34	$—	$34
Accounts payable	2	—	—	2,276	—	2,278
Intercompany payables, current	2,800	536	89	303	(3,728)	—
Accrued liabilities	—	—	29	1,192	—	1,221
Current liabilities held for sale	—	—	—	356	—	356
Total current liabilities	2,802	536	118	4,161	(3,728)	3,889
Long-term liabilities:
Long-term debt	—	—	2,398	19	—	2,417
Intercompany payables, long-term	—	1,294	1,001	947	(3,242)	—
Pension benefit obligations	—	—	—	1,002	—	1,002
Other long-term liabilities	—	—	11	379	—	390
Long-term liabilities held for sale	—	—	—	35	—	35
Total long-term liabilities	—	1,294	3,410	2,382	(3,242)	3,844
Total liabilities	2,802	1,830	3,528	6,543	(6,970)	7,733
Total Delphi shareholders’ equity	2,510	5,215	502	7,213	(12,930)	2,510
Noncontrolling interest	—	—	—	503	—	503
Total shareholders’ equity	2,510	5,215	502	7,716	(12,930)	3,013
Total liabilities and shareholders’ equity	$5,312	$7,045	$4,030	$14,259	$(19,900)	$10,746

Balance Sheet as of December 31, 2013

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$7	$—	$—	$1,330	$—	$1,337
Restricted cash	—	—	—	3	—	3
Accounts receivable, net	—	—	—	2,454	—	2,454
Intercompany receivables, current	46	406	1,123	948	(2,523)	—
Inventories	—	—	—	1,023	(9)	1,014
Other current assets	1	—	10	569	(7)	573
Current assets held for sale	—	—	—	371	—	371
Total current assets	54	406	1,133	6,698	(2,539)	5,752
Long-term assets:
Intercompany receivables, long-term	—	561	888	1,283	(2,732)	—
Property, net	—	—	—	2,930	—	2,930
Investments in affiliates	—	—	—	87	—	87
Investments in subsidiaries	4,290	5,181	884	—	(10,355)	—
Intangible assets, net	—	—	—	1,194	—	1,194
Other long-term assets	—	—	43	544	2	589
Long-term assets held for sale	—	—	—	495	—	495
Total long-term assets	4,290	5,742	1,815	6,533	(13,085)	5,295
Total assets	$4,344	$6,148	$2,948	$13,231	$(15,624)	$11,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$—	$25	$36	$—	$61
Accounts payable	—	—	—	2,316	—	2,316
Intercompany payables, current	1,433	575	204	301	(2,513)	—
Accrued liabilities	—	—	23	1,172	(7)	1,188
Current liabilities held for sale	—	—	—	329	—	329
Total current liabilities	1,433	575	252	4,154	(2,520)	3,894
Long-term liabilities:
Long-term debt	—	—	2,339	12	—	2,351
Intercompany payables, long-term	—	1,283	571	888	(2,742)	—
Pension benefit obligations	—	—	—	952	—	952
Other long-term liabilities	—	—	—	376	—	376
Long-term liabilities held for sale	—	—	—	40	—	40
Total long-term liabilities	—	1,283	2,910	2,268	(2,742)	3,719
Total liabilities	1,433	1,858	3,162	6,422	(5,262)	7,613
Total Delphi shareholders’ equity	2,911	4,290	(214)	6,286	(10,362)	2,911
Noncontrolling interest	—	—	—	523	—	523
Total shareholders’ equity	2,911	4,290	(214)	6,809	(10,362)	3,434
Total liabilities and shareholders’ equity	$4,344	$6,148	$2,948	$13,231	$(15,624)	$11,047

Statement of Cash Flows for the Year Ended December 31, 2014

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash provided by operating activities from continuing operations	$32	$61	$—	$1,952	$—	$2,045
Net cash provided by operating activities from discontinued operations	—	—	—	90	—	90
Net cash provided by operating activities	32	61	—	2,042	—	2,135
Cash flows from investing activities:
Capital expenditures	—	—	—	(779)	—	(779)
Proceeds from sale of property/investments	—	—	—	15	—	15
Cost of business and technology acquisitions, net of cash acquired	—	—	(345)	(5)	—	(350)
Decrease in restricted cash	—	—	—	2	—	2
Loans to affiliates	—	(60)	(1,075)	(1,494)	2,629	—
Repayments of loans from affiliates	—	—	165	304	(469)	—
Return of investments in subsidiaries	—	—	389	—	(389)	—
Net cash used in investing activities from continuing operations	—	(60)	(866)	(1,957)	1,771	(1,112)
Net cash used in investing activities from discontinued operations	—	—	—	(74)	—	(74)
Net cash used in investing activities	—	(60)	(866)	(2,031)	1,771	(1,186)
Cash flows from financing activities:
Net proceeds from other short-term debt agreements	—	—	—	7	—	7
Repayments under long-term debt agreements	—	—	(164)	—	—	(164)
Repayment of senior notes	—	—	(526)	—	—	(526)
Proceeds from issuance of senior notes, net of issuance costs	—	—	691	—	—	691
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	(73)	—	(73)
Proceeds from borrowings from affiliates	1,510	144	975	—	(2,629)	—
Payments on borrowings from affiliates	(215)	(144)	(110)	—	469	—
Capital distributions to affiliates	—	—	—	(389)	389	—
Repurchase of ordinary shares	(1,024)	—	—	—	—	(1,024)
Distribution of cash dividends	(301)	—	—	—	—	(301)
Taxes withheld and paid on employees' restricted share awards	—	—	—	(8)	—	(8)
Net cash (used in) provided by financing activities	(30)	—	866	(463)	(1,771)	(1,398)
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	(36)	—	(36)
Increase (decrease) in cash and cash equivalents	2	1	—	(488)	—	(485)
Cash and cash equivalents at beginning of year	7	—	—	1,382	—	1,389
Cash and cash equivalents at end of year	$9	$1	$—	$894	$—	$904
Cash and cash equivalents of discontinued operations	$—	$—	$—	$45	$—	$45
Cash and cash equivalents of continuing operations	$9	$1	$—	$849	$—	$859

Statement of Cash Flows for the Year Ended December 31, 2013

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash (used in) provided by operating activities from continuing operations	$(193)	$128	$—	$1,789	$(68)	$1,656
Net cash provided by operating activities from discontinued operations	—	—	—	94	—	94
Net cash (used in) provided by operating activities	(193)	128	—	1,883	(68)	1,750
Cash flows from investing activities:
Capital expenditures	—	—	—	(605)	—	(605)
Proceeds from sale of property/investments	—	—	—	33	—	33
Cost of business and technology acquisitions, net of cash acquired	—	—	—	(10)	—	(10)
Decrease in restricted cash	—	—	—	5	—	5
Loans to affiliates	—	(128)	(1,174)	(414)	1,716	—
Repayments of loans from affiliates	—	—	402	548	(950)	—
Return of investments in subsidiaries	—	—	845	—	(845)	—
Net cash (used in) provided by investing activities from continuing operations	—	(128)	73	(443)	(79)	(577)
Net cash used in investing activities from discontinued operations	—	—	—	(78)	—	(78)
Net cash (used in) provided by investing activities	—	(128)	73	(521)	(79)	(655)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	—	—	—	(80)	—	(80)
Repayments under long-term debt agreements	—	—	(1,353)	—	—	(1,353)
Proceeds from issuance of senior secured term loans, net of issuance costs	—	—	560	—	—	560
Proceeds from issuance of senior notes, net of issuance costs	—	—	788	—	—	788
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	(55)	—	(55)
Proceeds from borrowings from affiliates	1,499	80	—	137	(1,716)	—
Payments on borrowings from affiliates	(633)	(80)	—	(237)	950	—
Capital distributions to affiliates	—	—	—	(845)	845	—
Dividends paid to affiliates	—	—	(68)	—	68	—
Repurchase of ordinary shares	(457)	—	—	—	—	(457)
Distribution of cash dividends	(211)	—	—	—	—	(211)
Taxes withheld and paid on employees' restricted share awards	—	—	—	(14)	—	(14)
Net cash provided by (used in) financing activities	198	—	(73)	(1,094)	147	(822)
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	11	—	11
Increase in cash and cash equivalents	5	—	—	279	—	284
Cash and cash equivalents at beginning of year	2	—	—	1,103	—	1,105
Cash and cash equivalents at end of year	$7	$—	$—	$1,382	$—	$1,389
Cash and cash equivalents of discontinued operations	$—	$—	$—	$52	$—	$52
Cash and cash equivalents of continuing operations	$7	$—	$—	$1,330	$—	$1,337

Statement of Cash Flows for the Year Ended December 31, 2012

	Parent	Subsidiary Guarantors	Subsidiary Issuer/Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash (used in) provided by operating activities from continuing operations	$(86)	$(53)	$—	$1,551	$—	$1,412
Net cash provided by operating activities from discontinued operations	—	—	—	66	—	66
Net cash (used in) provided by operating activities	(86)	(53)	—	1,617	—	1,478
Cash flows from investing activities:
Capital expenditures	—	—	—	(642)	—	(642)
Proceeds from sale of property/investments	—	—	—	20	—	20
Cost of acquisitions, net of cash acquired	—	—	—	(980)	—	(980)
Decrease in restricted cash	—	—	—	1	—	1
Repayment of loans to related parties	—	—	—	14	—	14
Acquisition of minority held shares	—	—	—	(16)	—	(16)
Dividends from equity method investments in excess of earnings	—	—	—	37	—	37
Loans to affiliates	—	(36)	(637)	(474)	1,147	—
Repayments of loans from affiliates	9	36	154	100	(299)	—
Other, net	—	—	—	(2)	—	(2)
Net cash provided by (used in) investing activities from continuing operations	9	—	(483)	(1,942)	848	(1,568)
Net cash used in investing activities from discontinued operations	—	—	—	(63)	—	(63)
Net cash provided by (used in) investing activities	9	—	(483)	(2,005)	848	(1,631)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	—	—	—	(8)	—	(8)
Proceeds from issuance of senior secured term loans, net of issuance costs	—	—	358	—	—	358
Repayments of senior secured term loans	—	—	(5)	—	—	(5)
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	(47)	—	(47)
Proceeds from borrowings from affiliates	672	—	239	236	(1,147)	—
Payments on borrowings from affiliates	(190)	—	(109)	—	299	—
Repurchase of ordinary shares	(403)	—	—	—	—	(403)
Net cash provided by (used in) financing activities	79	—	483	181	(848)	(105)
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	—	—	—
Increase (decrease) in cash and cash equivalents	2	(53)	—	(207)	—	(258)
Cash and cash equivalents at beginning of year	—	53	—	1,310	—	1,363
Cash and cash equivalents at end of year	$2	$—	$—	$1,103	$—	$1,105
Cash and cash equivalents of discontinued operations	$—	$—	$—	$86	$—	$86
Cash and cash equivalents of continuing operations	$2	$—	$—	$1,017	$—	$1,019

23. SEGMENT REPORTING
Delphi operates its core business along the following operating segments, which are grouped on the basis of similar product, market and operating factors:

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•
Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel injection, combustion, electronics controls, exhaust handling, test and validation capabilities, aftermarket, and original equipment service.

•
Electronics and Safety, which includes component and systems integration expertise in infotainment and connectivity, body controls and security systems, displays, mechatronics, passive and active safety electronics and electric and hybrid electric vehicle power electronics, as well as advanced development of software.

•	Eliminations and Other, which includes i) the elimination of inter-segment transactions, and ii) certain other expenses and income of a non-operating or strategic nature.
The accounting policies of the segments are the same as those described in Note 2. Significant Accounting Policies, except that the disaggregated financial results for the segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting internal operating decisions. Generally, Delphi evaluates performance based on stand-alone segment net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring, other project and integration costs related to acquisitions and other portfolio transactions and asset impairments (“Adjusted Operating Income”) and accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices. Through December 31, 2013, the Company’s management believed that net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring and other acquisition-related integration costs (“Adjusted EBITDA”) was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2014, Delphi’s management began utilizing Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of Delphi's operating segments. Segment Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Delphi, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S. GAAP. Segment Adjusted Operating Income, as determined and measured by Delphi, should also not be compared to similarly titled measures reported by other companies.
In the first quarter of 2015, the Company determined that its previously reported Thermal Systems segment met the criteria to be classified as a discontinued operation, which required retrospective application to balance sheet, statement of operations and certain cash flow financial information for all periods presented. Refer to Note 25. Discontinued Operations for further information regarding the Company's discontinued operations. Discontinued operations also includes the Company's thermal original equipment service business, the results of which were previously reported within the Powertrain Systems segment. Certain operations, primarily related to contract manufacturing services, which were previously included within the Thermal Systems reporting segment but which are not included in the scope of the planned disposal are reported in continuing operations and have been reclassified within the Electronics and Safety segment for all periods presented. Amounts for shared general and administrative operating expenses that were allocated to the Thermal Systems business in prior periods have been re-allocated to the Company's reportable operating segments.
Included below are sales and operating data for Delphi’s segments for the years ended December 31, 2014, 2013 and 2012, as well as balance sheet data as of December 31, 2014 and 2013.

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other (1)	Total
	(in millions)
For the Year Ended December 31, 2014:
Net sales	$8,274	$4,535	$2,885	$(195)	$15,499
Depreciation and amortization	$266	$194	$80	$—	$540
Adjusted operating income	$1,060	$518	$347	$—	$1,925
Operating income (2)	$986	$459	$313	$—	$1,758
Equity income (loss), net of tax	$21	$(1)	$—	$—	$20
Net income attributable to noncontrolling interest	$35	$36	$—	$—	$71
Capital expenditures	$326	$315	$89	$49	$779

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other (1)	Total
	(in millions)
For the Year Ended December 31, 2013:
Net sales	$7,972	$4,392	$2,878	$(191)	$15,051
Depreciation and amortization	$237	$188	$74	$—	$499
Adjusted operating income	$982	$470	$327	$—	$1,779
Operating income (3)	$939	$417	$271	$—	$1,627
Equity income (loss), net of tax	$15	$—	$—	$—	$15
Net income attributable to noncontrolling interest	$40	$31	$—	$—	$71
Capital expenditures	$293	$224	$64	$24	$605

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other (1)	Total
	(in millions)
For the Year Ended December 31, 2012:
Net sales	$6,815	$4,631	$2,813	$(189)	$14,070
Depreciation and amortization	$165	$182	$98	$—	$445
Adjusted operating income	$761	$525	$291	$—	$1,577
Operating income (4)	$703	$500	$187	$—	$1,390
Equity income (loss), net of tax	$13	$(3)	$—	$—	$10
Net income attributable to noncontrolling interest	$37	$31	$—	$—	$68
Capital expenditures	$238	$304	$66	$34	$642

(1)	Eliminations and Other includes the elimination of inter-segment transactions.

(2)
Includes charges recorded in 2014 related to costs associated with employee termination benefits and other exit costs of $57 million for Electrical/Electronic Architecture, $55 million for Powertrain Systems and $28 million for Electronics and Safety.

(3)
Includes charges recorded in 2013 related to costs associated with employee termination benefits and other exit costs of $28 million for Electrical/Electronic Architecture, $53 million for Powertrain Systems and $56 million for Electronics and Safety .

(4)
Includes charges recorded in 2012 related to costs associated with employee termination benefits and other exit costs of $49 million for Electrical/Electronic Architecture, $25 million for Powertrain Systems and $89 million for Electronics and Safety.

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other (1)	Total
	(in millions)
Balance as of December 31, 2014:
Investment in affiliates	$64	$65	$—	$(31)	$98
Goodwill	$648	$8	$—	$—	$656
Total segment assets	$5,795	$3,885	$2,064	$(998)	$10,746
Balance as of December 31, 2013:
Investment in affiliates	$48	$72	$—	$(33)	$87
Goodwill	$487	$9	$—	$—	$496
Total segment assets	$5,312	$4,128	$2,018	$(411)	$11,047

(1)	Eliminations and Other includes the elimination of inter-segment transactions.
The reconciliation of Adjusted Operating Income to Operating Income includes restructuring, other project and integration costs related to acquisitions and other portfolio transactions and asset impairments. The reconciliation of Adjusted Operating Income to net income attributable to Delphi for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2014:
Adjusted operating income	$1,060	$518	$347	$—	$1,925
Restructuring	(57)	(55)	(28)	—	(140)
Other acquisition and portfolio project costs	(15)	(3)	(2)	—	(20)
Asset impairments	(2)	(1)	(4)	—	(7)
Operating income	$986	$459	$313	$—	1,758
Interest expense					(135)
Other expense, net					(8)
Income from continuing operations before income taxes and equity income					1,615
Income tax expense					(255)
Equity income, net of tax					20
Income from continuing operations					1,380
Income from discontinued operations, net of tax					60
Net income					1,440
Net income attributable to noncontrolling interest					89
Net income attributable to Delphi					$1,351

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2013:
Adjusted operating income	$982	$470	$327	$—	$1,779
Restructuring	(28)	(53)	(56)	—	(137)
Other acquisition and portfolio project costs	(15)	—	—	—	(15)
Operating income	$939	$417	$271	$—	1,627
Interest expense					(143)
Other expense, net					(18)
Income from continuing operations before income taxes and equity income					1,466
Income tax expense					(240)
Equity income, net of tax					15
Income from continuing operations					1,241
Income from discontinued operations, net of tax					60
Net income					1,301
Net income attributable to noncontrolling interest					89
Net income attributable to Delphi					$1,212

	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2012:
Adjusted operating income	$761	$525	$291	$—	$1,577
Restructuring	(49)	(25)	(89)	—	(163)
Other acquisition and portfolio project costs	(9)	—	—	—	(9)
Asset impairments	—	—	(15)	—	(15)
Operating income	$703	$500	$187	$—	1,390
Interest expense					(136)
Other income, net					5
Income from continuing operations before income taxes and equity income					1,259
Income tax expense					(174)
Equity income, net of tax					10
Income from continuing operations					1,095
Income from discontinued operations, net of tax					65
Net income					1,160
Net income attributable to noncontrolling interest					83
Net income attributable to Delphi					$1,077

Information concerning principal geographic areas is set forth below. Net sales data reflects the manufacturing location and is for the years ended December 31. Net property data is as of December 31.

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	Net Sales	Net Property (1)	Net Sales	Net Property (1)	Net Sales	Net Property (1)
	(in millions)
United States (2)	$5,160	$675	$4,850	$583	$4,709	$507
Other North America	208	135	213	135	151	128
Europe, Middle East & Africa (3)	5,940	1,395	5,999	1,513	5,897	1,403
Asia Pacific (4)	3,552	732	3,171	602	2,500	470
South America	639	84	818	97	813	107
Total	$15,499	$3,021	$15,051	$2,930	$14,070	$2,615

(1)	Net property data represents property, plant and equipment, net of accumulated depreciation.

(2)
Includes net sales and machinery, equipment and tooling that relate to the Company's maquiladora operations located in Mexico. These assets are utilized to produce products sold to customers located in the United States.

(3)
Includes Delphi’s country of domicile, Jersey, and the country of Delphi’s principal executive offices, the United Kingdom. The Company had no sales in Jersey in any period. The Company had net sales of $892 million, $727 million, and $726 million in the United Kingdom for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had net property in the United Kingdom of $231 million, $229 million, and $191 million as of December 31, 2014, 2013 and 2012, respectively. The largest portion of net sales in the Europe, Middle East & Africa region was $892 million in the United Kingdom, $1,076 million in Germany and $1,125 million in France for the years ended December 31, 2014, 2013 and 2012, respectively.

(4)	Net sales and net property in Asia Pacific are primarily attributable to China.

24. QUARTERLY DATA (UNAUDITED)
The following is a condensed summary of the Company’s unaudited quarterly results of continuing operations for fiscal 2014 and 2013. Previously reported quarterly amounts have been revised to reflect the retrospective application of the classification of the Thermal Systems segment as a discontinued operation. Refer to Note 25. Discontinued Operations for additional information.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Total
	(in millions, except per share amounts)
2014
Net sales	$3,897	$4,062	$3,762	$3,778	$15,499
Cost of sales	3,164	3,262	3,041	3,004	12,471
Gross profit	$733	$800	$721	$774	$3,028
Operating income	$440	$462	$392	$464	$1,758
Income from continuing operations	$326	$379	$313	$362	$1,380
Income from discontinued operations, net of tax	15	27	12	6	60
Net income (1)	$341	$406	$325	$368	$1,440
Net income attributable to Delphi	$320	$382	$305	$344	$1,351
Basic net income per share:
Continuing operations (2)	$1.02	$1.19	$1.00	$1.16	$4.36
Discontinued operations (2)	0.03	0.07	0.02	0.01	0.14
Basic net income per share attributable to Delphi (2)	$1.05	$1.26	$1.02	$1.17	$4.50
Weighted average number of basic shares outstanding	305.85	302.68	298.59	294.11	300.27
Diluted net income per share:
Continuing operations (2)	$1.01	$1.19	$1.00	$1.15	$4.34
Discontinued operations (2)	0.03	0.07	0.02	0.01	0.14
Diluted net income per share attributable to Delphi (2)	$1.04	$1.26	$1.02	$1.16	$4.48
Weighted average number of diluted shares outstanding	306.89	303.74	300.14	296.93	301.89

2013
Net sales	$3,682	$3,882	$3,665	$3,822	$15,051
Cost of sales	3,028	3,139	3,012	3,095	12,274
Gross profit	$654	$743	$653	$727	$2,777
Operating income	$381	$464	$376	$406	$1,627
Income from continuing operations	$282	$367	$283	$309	$1,241
Income from discontinued operations, net of tax	16	22	10	12	60
Net income (3)	$298	$389	$293	$321	$1,301
Net income attributable to Delphi	$276	$367	$271	$298	$1,212
Basic net income per share:
Continuing operations (2)	$0.84	$1.13	$0.86	$0.94	$3.76
Discontinued operations (2)	0.04	0.05	0.02	0.03	0.14
Basic net income per share attributable to Delphi (2)	$0.88	$1.18	$0.88	$0.97	$3.90
Weighted average number of basic shares outstanding	314.68	311.93	309.68	307.08	310.82
Diluted net income per share:
Continuing operations (2)	$0.84	$1.12	$0.85	$0.94	$3.75
Discontinued operations (2)	0.04	0.05	0.02	0.03	0.14
Diluted net income per share attributable to Delphi (2)	$0.88	$1.17	$0.87	$0.97	$3.89
Weighted average number of diluted shares outstanding	315.36	312.69	310.62	308.64	311.80

(1)	In the first quarter of 2014, Delphi recognized a loss on extinguishment of debt of $34 million.

(2)	Due to the use of the weighted average shares outstanding for each quarter for computing earnings per share, the sum of the quarterly per share amounts may not equal the per share amount for the year.

(3)	In the first quarter of 2013, Delphi recognized a loss on debt extinguishment of $39 million.

NOTE 25. DISCONTINUED OPERATIONS
During the first quarter of 2015, the Company determined that its previously reported Thermal Systems segment met the criteria to be classified as a discontinued operation as a result of entering into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business and a commitment to a plan to dispose of the Company's interests in two joint ventures which were previously reported within the Thermal Systems segment. In February 2015, the Company entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business to MAHLE GmbH ("MAHLE") for approximately $727 million, subject to certain closing adjustments. The sale is expected to close in the third quarter of 2015, subject to customary regulatory and other approvals, and the Company expects to receive proceeds of approximately $670 million and to recognize an after-tax gain on the divestiture of over $300 million. The sale also includes the Company's thermal original equipment service business, the results of which were previously reported within the Powertrain Systems segment. In conjunction with the sale, Delphi and MAHLE also entered into a transition services agreement under which Delphi will provide certain administrative and other services, as well as a supply agreement under which Delphi will supply certain products, primarily for a period of up to eighteen months following the closing of the transaction.
Delphi and MAHLE also entered into a separate letter of intent regarding the sale of Delphi's 50 percent interest in its Shanghai Delphi Automotive Air Conditioning ("SDAAC") joint venture, subject to customary regulatory and other approvals. Proceeds from this sale will be in addition to the $727 million for the wholly-owned business. The financial results of SDAAC, which are consolidated by Delphi, were historically reported as part of the Thermal Systems segment. Additionally, Delphi determined that the Company's 50 percent interest in its Korea Delphi Automotive Systems Corporation ("KDAC") joint venture, which is accounted for under the equity method and was principally reported as part of the Thermal Systems segment, met the criteria to be classified as held for sale based on management's commitment to divest the Company's interest in KDAC to a separate buyer as part of the Company's overall Thermal Systems divestiture strategy.
As the divestiture of the Thermal Systems segment, including the Company's interests in SDAAC and KDAC and the thermal original equipment service business, represents a strategic shift that will have a major effect on the Company's operations and financial results, the assets and liabilities, operating results, and operating and investing cash flows for the former Thermal Systems segment are presented as discontinued operations separate from the Company’s continuing operations for all periods presented. Certain operations, primarily related to contract manufacturing services, which were previously included within the Thermal Systems reporting segment, were excluded from the scope of the planned divestiture, and are reported in continuing operations within the Electronics and Safety segment for all periods presented. No amounts for shared general and administrative operating expense or interest expense were allocated to discontinued operations. Delphi does not anticipate significant continuing involvement with the divested Thermal Systems business following the closing of the transactions.
The Company determined that the assets and liabilities of the Thermal Systems segment met the held for sale criteria in accordance with FASB ASC 205 as of March 31, 2015. The Company ceased recording depreciation of the held for sale assets in the first quarter of 2015. Assets and liabilities classified as held for sale were required to be recorded at the lower of carrying value or fair value less costs to sell. Accordingly, an after-tax impairment loss of $88 million (approximately $0.30 per diluted share) was recorded in Loss from discontinued operations during the three months ended March 31, 2015 based on the evaluation of the fair value of the Company's interest in KDAC in relation to its carrying value. As of March 31, 2015, the fair value of this interest was estimated to be approximately $32 million, determined primarily based on recent negotiations with a third party and based on a non-binding offer from that potential buyer.
The following table summarizes the carrying value of the major classes of assets and liabilities of discontinued operations, which were classified as held for sale as of March 31, 2015:

	December 31,
	2014	2013
	(in millions)
Cash and cash equivalents	$45	$52
Accounts receivable, net	228	208
Inventories, net	91	79
Other current assets	20	32
Total current assets of discontinued operations classified as held for sale	384	371

Property, net	322	286
Investments in affiliates	130	147
Intangible assets, net	18	25
Other long-term assets	41	37
Total long-term assets of discontinued operations classified as held for sale	511	495
Total assets of discontinued operations classified as held for sale	$895	$866

Accounts payable	$303	$279
Accrued liabilities	53	50
Total current liabilities of discontinued operations classified as held for sale	356	329

Other liabilities	35	40
Total long-term liabilities of discontinued operations classified as held for sale	35	40
Total liabilities of discontinued operations classified as held for sale	$391	$369
As of December 31, 2014 and December 31, 2013, there was $118 million and $116 million, respectively, of Noncontrolling interest attributable to the Company's partner in the SDAAC joint venture.
A reconciliation of the major classes of line items constituting pretax profit or loss of discontinued operations to income from discontinued operations, net of tax as presented in the consolidated statements of operations is as follows:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Net sales	$1,524	$1,412	$1,449
Cost of sales	1,379	1,293	1,295
Selling, general and administrative	45	47	52
Amortization	7	7	8
Restructuring	4	8	8
Other income and (expense) items that are not major, net	1	—	—
Income from discontinued operations before income taxes and equity income	90	57	86
Income tax expense on discontinued operations	(27)	(16)	(38)
Equity (loss) income from discontinued operations, net of tax	(3)	19	17
Income from discontinued operations, net of tax	60	60	65
Income from discontinued operations attributable to noncontrolling interests	18	18	15
Net income from discontinued operations attributable to Delphi	$42	$42	$50
Income from discontinued operations before income taxes attributable to Delphi was $65 million, $56 million and $85 million for the years ended December 31, 2014, 2013 and 2012, respectively, which includes $4 million, $2 million and $3 million respectively, of income tax expense attributable to noncontrolling interests.